As Filed With the Securities and Exchange Commission on April 11, 1996.

                                                     Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           COLUMBIA LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)


DELAWARE                                   5122                   59-2758596
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                            2665 SOUTH BAYSHORE DRIVE
                              MIAMI, FLORIDA 33133
                                 (305) 860-1670
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           Norman M. Meier, President
                           Columbia Laboratories, Inc.
                            2665 South Bayshore Drive
                              Miami, Florida 33133
                                 (305) 860-1670

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             Stephen M. Besen, Esq.
                             Weil, Gotshal & Manges
                                767 Fifth Avenue
                            New York, New York 10153

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, please check the following box [ x ].

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date or dates as the Commission, acting pursuant to said
Section 89(a), may determine.

         Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the Warrants.

                                           CALCULATION OF REGISTRATION FEE

TITLE OF EACH                 DOLLAR           PROPOSED MAXIMUM        PROPOSED MAXIMUM
CLASS OF SECURITIES        AMOUNT TO BE         OFFERING PRICE        AGGREGATE OFFERING              AMOUNT OF
TO BE REGISTERED             REGISTERED           PER UNIT (1)           PRICE (1)                REGISTRATION FEE
- -------------------       ---------------     ------------------   ------------------------       ----------------
Common Stock (2)             1,358,000              $12.125               $16,465,750               $5,677.84

Common Stock (3)                67,900               12.125                   823,288                  283.89
                                                                                                       ------
         Total                                                                                      $5,961.74
                                                                                                    =========

(1) Based on the closing price of the Company's Common Stock on April 4, 1996. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Represents shares of Common Stock issued in connection with private placement.

(3) Represents shares of Common Stock to be issued upon exercise of outstanding warrants.

                           COLUMBIA LABORATORIES, INC.

         Cross Reference Sheet Showing the Location In the Prospectus of Information Required by Items of Form S-1

                    ITEMS AND CAPTION                                           LOCATION IN PROSPECTUS
                    -----------------                                           ----------------------
1.       Forepart of Registration Statement and Outside
         Front Cover Page of Prospectus                        Outside Front Cover Page

2.       Inside Front and Outside Back Cover Pages of
         Prospectus                                            Inside Front and Outside Back Cover Pages

3.       Summary Information, Risk Factors and Ratio of
         Earnings to Fixed Charges                             Risk Factors

4.       Use of Proceeds                                       Use of Proceeds

5.       Determination of Offering Price                       Outside Front Cover Page

6.       Dilution                                              Dilution

7.       Selling Security Holders                              Selling Securityholders

8.       Plan of Distribution                                  Plan of Distribution

9.       Description of Securities to be Registered            Description of Securities

10.      Interests of Named Experts and Counsel                Not Applicable

11.      Information with respect to the
         Registrant                                            The Company; Business; Properties; Legal
                                                               Proceedings; Selected Financial Data;
                                                               Management's Discussion and Analysis of
                                                               Financial Condition and Results of Operations;
                                                               Price Range of Common Stock; Dividend Policy;
                                                               Changes in and Disagreements with Accountants
                                                               on Accounting and Financial Disclosure;
                                                               Management; Security Ownership of Certain
                                                               Beneficial Owners and Management; Certain
                                                               Relationships and Related Transactions; Selling
                                                               Securityholders; Consolidated Financial Statements

12.      Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities        Indemnification of Officers and Directors


                           COLUMBIA LABORATORIES, INC.

PROSPECTUS

         1,358,000   Shares of Common Stock issued in connection with a private placement

            67,900   Shares of Common Stock issuable upon exercise of warrants


         The Prospectus relates to (i) 1,358,000 shares of Common Stock, $.01 par value per share ("Common Stock"), issued in connection with a private placement completed in March 1996 and (ii) 67,900 shares of Common Stock issuable upon exercise of outstanding warrants. The exercise price of the warrants is subject to adjustment in certain events. The shares registered hereby are collectively referred to as the "Shares".

         The Shares offered pursuant to this Prospectus may be sold from time to time by the selling securityholders ("Selling Securityholders"), or by their transferees, in certain instances. No underwriting arrangements have been entered into for the sale of the Shares. Sales may be made from time to time on the American Stock Exchange at prices prevailing at the time of sale, or in private transactions at negotiated prices, and any commissions paid or discounts given will be those customary in the transactions involved.

         The Selling Securityholders and brokers and dealers through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended ("Securities Act"), with respect to such securities, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

         The Company's Common Stock trades on the American Stock Exchange ("AMEX") under the symbol COB. On April __, 1996, the last reported sale price of the Company's Common Stock on the American Stock Exchange was $__.__.
See "Price Range of Common Stock."


                      THE SECURITIES OFFERED HEREBY INVOLVE
                             A HIGH DEGREE OF RISK.
                        SEE "RISK FACTORS ON PAGES 3-7."

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
                   THE COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April __, 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 under Section 15(d) thereof and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). In addition, the Company has filed with the Commission a registration statement on Form S-1 under the Securities Act covering the securities offered by this Prospectus. Such reports and other information can be inspected and copied at public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.; Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois; and 7 World Trade Center, Suite 1300, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Stock trades on the American Stock Exchange and reports, proxy statements and other information concerning the Company can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York.


                                   THE COMPANY

         Columbia Laboratories, Inc. (the "Company") was incorporated as a Delaware corporation in December 1986. The Company's principal executive offices are located at 2665 South Bayshore Drive, Miami, Florida 33133, and its telephone number is (305) 860-1670. The Company's subsidiaries, all of which are wholly-owned, are Columbia Laboratories (Bermuda) Ltd. ("Columbia Bermuda"), Columbia Laboratories (France) SARL ("Columbia France"), Columbia Laboratories
(UK) Limited ("Columbia UK"), Columbia Laboratories (Ireland) Limited ("Columbia Ireland") and Columbia Research Laboratories, Inc. ("Columbia Research").

         The Company's objective is to develop on a worldwide basis a portfolio of women's prescription and over-the-counter products, including those which help prevent sexually transmitted diseases. Columbia's products primarily utilize the Company's patented bioadhesive delivery technology, the Bioadhesive Delivery System ("See "Business-Products").

         Formulated products utilizing the Bioadhesive Delivery System consist principally of a polymer, polycarbophil, and an active ingredient. The Bioadhesive Delivery System is based upon the principle of bioadhesion, a process by which the polymer adheres to epithelial surfaces and to mucin, a naturally occurring secretion of the mucous membranes. The polymer remains attached to epithelial surfaces and/or the mucin and is discharged upon normal cell turnover or upon the detachment of the mucin from the mucous membranes, a physiological process which, depending upon the area of the body, occurs every 12 to 72 hours. This extended period of attachment permits the Bioadhesive Delivery System to be utilized in products when extended duration of effectiveness is desirable or required.

         The Company's initial efforts have applied the technology to women's health care products that can be sold as cosmetics and over-the-counter drugs, which do not require governmental or regulatory approval. The Company has focused on women's health care because of the significant number of women--particularly of post-menopausal age--whose health and hygiene needs have not been met by available products and because the Company has found vaginal delivery to be particularly effective. The Company intends to continue to develop products that improve the delivery of previously approved drugs.

                                  RISK FACTORS

         An investment in the securities offered hereby is speculative and involves a high degree of risk. The securities should be purchased only by persons who are sophisticated in financial and business matters and who can afford the loss of their entire investment. In addition, prospective investors should carefully consider, along with the other information contained herein, the following special considerations and risk factors in analyzing the offering.

         1. HISTORY OF LOSSES; SHORTAGE OF WORKING CAPITAL. The Company sustained a net loss of $959,472 for the fiscal year ended December 31, 1995, which was primarily the result of research and development activities. While the Company completed a $13 million private placement in March 1996, there can be no assurance that the proceeds of the private placement and funds generated from operations will be sufficient to achieve the Company's research and development plans. In the event that the Company is unable to generate sufficient funds from sales of its current products, the Company expects to need additional funds to continue and complete research and development, conduct pre-clinical and clinical trials and apply for regulatory approval, if necessary. In such event, if the Company is unable to obtain such additional funds, the Company may be unable to continue operations. In addition, companies engaging in the development and commercialization of prescription and over-the-counter drugs and cosmetics frequently encounter various unanticipated problems, including development, regulatory, manufacturing, distribution and marketing difficulties. The failure to adequately address such difficulties would adversely affect the Company's prospects.

         2. DEPENDENCE UPON STRATEGIC ALLIANCE AGREEMENTS. The Company's original commercialization strategy was to market Replens(R) through its own sales force. In 1991, in order to gain mass marketing power and access to worldwide markets quickly, the Company developed and executed an alternative marketing strategy. The Company entered into strategic alliance agreements with various companies for the distribution and marketing of its bioadhesive products in certain countries. There can be no assurance that any of the companies with whom the Company has entered into these agreements will aggressively or successfully market the products. The Company's success to a great extent is dependent on the marketing efforts of its strategic alliance partners, over which the Company has limited ability to influence. The failure of these companies to successfully market the products could have a materially adverse effect on the Company's cash flow. The failure of the Company to satisfy its obligations under any of these agreements may result in modifications of the terms or termination of the relevant agreement. There can be no assurance that the Company will have the ability to satisfy all of its obligations under the agreements. Modification or termination of these agreements could have a materially adverse effect on the business and financial condition of the Company.

         As part of these agreements, certain of the strategic alliance partners have the right of first option or right of first refusal, in the applicable countries, to license future gynecological products developed by the Company. The Company is currently in discussions with these partners and other companies regarding the potential licensing of other products. There can be no assurance that the Company will be able to enter into any such agreements or that any upfront payments or ongoing royalties will be received or whether the partners will aggressively or successfully market these products.

         3. COMPETITION. While the Company has entered into the strategic alliance agreements for the marketing of its bioadhesive products in certain countries with large pharmaceutical companies, there can be no assurance that the Company and its partners will have the ability to compete successfully. The Company's success to a great extent is dependent on the marketing efforts of its strategic alliance partners, over which the Company has limited ability to influence. The markets which the Company and its strategic alliance partners operate in or intend to enter are characterized by intense competition. The Company and its partners compete against established pharmaceutical and consumer product companies which market products addressing similar needs. In addition, numerous companies are developing, or in the future may develop, enhanced delivery systems and products competitive with the Company's present and proposed products. Some of the Company's and its partners' competitors possess greater financial, research and technical resources than the Company or its partners. Moreover, these companies may possess greater marketing capabilities than the Company or its partners, including the resources to implement extensive advertising campaigns.

         4. GOVERNMENT REGULATION. The Company is subject to both the applicable regulatory provisions of the Food and Drug Administration ("FDA") in the United States and the applicable regulatory agencies in those foreign countries where its products are manufactured and/or distributed.

         As in the United States, a number of foreign countries require pre-marketing approval by health regulatory authorities. Requirements for approval may differ from country to country and may involve different types of testing. There can be substantial delays in obtaining required approvals from regulatory authorities after applications are filed. Even after approvals are obtained, further delays may be encountered before the products become commercially available.

         5. FDA REVIEW REGARDING LEGATRIN(R) The FDA, in 1988, initiated a review to determine whether drugs containing quinine sulfate for night leg cramps, an ingredient in the Company's product Legatrin, should remain on the market. The FDA issued a final monograph, which became effective on February 22, 1995, restricting manufacturers from selling over-the-counter quinine sulfate based-products for the relief of night leg cramps. As a result, in February 1995 the Company introduced New Advanced Formula Legatrin PM, which does not contain quinine sulfate. Legatrin PM provides relief of occasional pain and sleeplessness associated with minor muscle aches such as leg cramps; however, it is not known at this time whether consumers will find Legatrin PM as effective as Legatrin. Sales of Legatrin and gross profit derived from sales of Legatrin approximated $4 million and $3 million, respectively, for each of the two years ended December 31, 1994. Sales and gross profit derived from sales of Legatrin PM aggregated approximately $5 million and $3.8 million, respectively, for the year ended December 31, 1995. There can be no assurance as to what future sales of Legatrin PM will be.

         6. TECHNOLOGICAL CHANGE; PATENT AND TRADEMARK PROTECTION AND PROPRIETARY INFORMATION. Notwithstanding the patents underlying the Bioadhesive Delivery System, other companies may independently develop equivalent or superior technologies or processes and may obtain patents or similar rights with respect thereto. Moreover, the Company may determine for financial or other reasons not to enforce its rights under the patents. Although the Company believes that the patented technology has been independently developed and does not infringe on the patents of others, there can be no assurance that the technology does not and will not infringe on the patents of others. In the event of infringement, the Company would, under certain circumstances, be required to modify the processes or obtain a license and/or pay a license fee. There can be no assurance that the Company would be able to do either of the foregoing in a timely manner or upon acceptable terms and conditions, and failure to do any of the foregoing could have a materially adverse effect on the Company.

         The Company has filed "Replens", "Advantage 24' and "Crinone" as trademarks in countries throughout the world. There can be no assurance that such trademarks will afford the Company adequate protection or that the Company will have the financial resources to enforce its rights under such trademarks.

         The Company also relies on confidentiality and nondisclosure agreements. There can be no assurance that other companies will not acquire information which the Company considers to be proprietary. Moreover, there can be no assurance that other companies will not independently develop know-how comparable or superior to that of the Company.

         7. UNCERTAINTY OF DEVELOPMENT OF FORMULATED PRODUCTS UTILIZING THE BIOADHESIVE DELIVERY SYSTEM. Several potential products utilizing the Bioadhesive Delivery System remain in the early stages of development and remain subject to all the risks inherent in the development of products based on innovative technologies, including unanticipated development problems, as well as the possible insufficiency of funds to undertake development which could result in abandonment or substantial change in the development of a specific formulated product. In addition, ethical products developed by the Company will require pre-marketing regulatory approval. There can be no assurance that additional products utilizing the Bioadhesive Delivery System can be successfully developed, can be developed on a timely basis or will prove to be more effective than formulated products based on existing or other newly developed technologies.

         8. DEPENDENCE UPON PRINCIPAL SUPPLIER. Medical grade, cross-linked polycarbophil, the polymer used in the Company's products utilizing the Bioadhesive Delivery System, is currently available from only one supplier, B.F. Goodrich Company ("Goodrich"). The Company believes that Goodrich will supply as much of the material as the Company may require because the Company's products rank among the highest value-added uses of the polymer. There can be no assurance that Goodrich will continue to supply the product. In the event that Goodrich cannot or will not supply enough of the product to satisfy the Company's needs, the Company will be required to seek alternative sources of polycarbophil. There can be no assurance that an alternative source of polycarbophil will be obtained.

         9. DEPENDENCE UPON KEY PERSONNEL. The success of the Company will be largely dependent on the personal efforts of Norman M. Meier, its President and Chief Executive Officer; William J. Bologna, its Chairman and Nicholas A. Buoniconti, its Vice Chairman and Chief Operating Officer. The Company has entered into employment agreements with Messrs. Meier and Bologna which expire on December 31, 2000 and with Mr. Buoniconti which expires on April 15, 1997. The success of the Company is also dependent upon certain other key personnel and the Company's ability to hire additional qualified marketing, technical and other personnel. There can be no assurance that the Company will be able to hire and retain such additional employees when needed.

         10. POTENTIAL PRODUCT LIABILITY. The Company may be exposed to product liability claims by consumers. Although the Company presently maintains product liability insurance coverage in the amount of $15 million, there can be no assurance that such insurance will be sufficient to cover all possible liabilities. In the event of a successful suit against the Company, insufficiency of insurance coverage could have a materially adverse effect on the Company. In addition, certain food and drug retailers require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for retail distribution. Failure to satisfy such insurance requirements could impede the ability of the Company to achieve broad retail distribution of its proposed products, which would have a materially adverse effect upon the business and financial condition of the Company.

         11. NO DIVIDENDS IN FORESEEABLE FUTURE ON COMMON, SERIES A OR SERIES B STOCK. The Company has never paid a cash dividend on its Common Stock and does not anticipate the payment of cash dividends in the foreseeable future. The Company intends to retain any earnings for use in the development and expansion of its business.

         The Series A Preferred Stock pays cumulative dividends at a rate of 8% per annum payable quarterly. As of December 31, 1995, dividends of $98,079 have been earned but have not been declared and are included in other long-term liabilities in the accompanying consolidated balance sheet.

         12. EFFECT ON MARKET PRICE OF SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK. As of March 31, 1996, the Company had 27,726,873 shares of Common Stock outstanding, of which 23,545,818 shares are freely tradable. In addition, the Company had outstanding Series A and Series B Preferred Stock and outstanding warrants and options outstanding, that if exercised or converted would result in the issuance of an additional 3,897,277 shares of Common Stock, all of which have been registered under the Securities Act and; accordingly, when issued will be freely tradable. The exercise and conversion of these securities is likely to dilute the then book value per share of the Company's Common Stock. In addition, the existence of these securities may adversely affect the terms on which the Company can obtain additional equity financing. Moreover, the holders of these securities are likely to exercise their rights at a time when the Company would otherwise be able to obtain capital on terms more favorable than those provided by their exercise prices. Approximately 4,175,404 shares of the Company's Common Stock that are restricted securities may currently be sold pursuant to Rule 144. Sales of substantial amounts of Common Stock in the open market could have a significant adverse effect on the market price of the Company's Common Stock.

         13. AUTHORITY TO ISSUE ADDITIONAL PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. The Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock or outstanding series of preferred stock. In the event of issuance of additional shares of the Company's preferred stock, such shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. There can be no assurance that the Company will not, under certain circumstances, issue additional shares of its preferred stock. See "Description of Securities."

         14. DEPENDENCE UPON THIRD-PARTY MANUFACTURING ARRANGEMENT. The Company currently relies on third-party arrangements for the manufacture of its products. There can be no assurance that third-party manufacturers will be able to satisfy the Company's needs. The Company's dependence upon third parties for the manufacture of its products could have an adverse effect on the Company's profit margins and its ability to deliver its products on a timely and competitive basis.

         15. NET OPERATING LOSS ABSORPTION LIMITATION. As of December 31, 1995 the Company had available net operating loss carryforwards of approximately $40 million to offset its future U.S. taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended ("Code"), utilization of prior net operating loss carryforwards is limited after an ownership change to the product of (a) an annual amount equal to the value of the loss corporation's outstanding stock at the date of the ownership change multiplied by (b) the federal long-term tax exempt bond rate. While the Company's initial public offering of Common Stock (when combined with prior and subsequent issuances and transfers of the Company's capital stock since January 1, 1987) probably did constitute an ownership change, the resulting annual limitation on utilization of the Company's net operating loss carryforwards is not expected to cause a significant portion of the Company's present net operating loss carryforwards to become unavailable for offset against the Company's income on a long-term basis, although depending upon the precise method utilized to compute the value of the Company at the date of the ownership change, the Code Section 382 limitation may significantly limit utilization of such net operating losses in any one year.


                                 USE OF PROCEEDS

         The Company will receive no proceeds from the sale of the Shares, but will receive proceeds of $731,623, if, and when, all of the warrants are exercised. There can be no assurance that any of the warrants will be exercised. Expenses of this offering, estimated at $9,500 are payable by the Company. The Company anticipates that any proceeds received from the exercise of the warrants will be used for working capital and general corporate purposes.

                                    DILUTION

         As of December 31, 1995, the net tangible book value of the Company was $(7,384). After consideration of the $307,300 liquidation preference of the outstanding Series A and B Preferred Stock, the tangible book value of the Common Stock was $(314,684) or $(.01) per share of Common Stock. After giving effect to the conversion of the Series A and B Preferred Stock and exercise of all the outstanding options and warrants, the pro forma net tangible book value of the Company's Common Stock would be $.55 per share, representing immediate dilution of $10.23 per share to the individuals exercising the warrants.

                                    BUSINESS

GENERAL DESCRIPTION OF BUSINESS

         The Company was incorporated as a Delaware corporation in December 1986. The Company's objective is to develop on a worldwide basis a portfolio of women's prescription and over-the-counter products, including those which help prevent sexually transmitted diseases. Columbia's products primarily utilize the Company's patented bioadhesive delivery technology, the Bioadhesive Delivery System.

         Formulated products utilizing the Bioadhesive Delivery System consist principally of a polymer, polycarbophil, and an active ingredient. The Bioadhesive Delivery System is based upon the principle of bioadhesion, a process by which the polymer adheres to epithelial surfaces and to mucin, a naturally occurring secretion of the mucous membranes. The polymer remains attached to epithelial surfaces and/or the mucin and is discharged upon normal cell turnover or upon the detachment of the mucin from the mucous membranes, a physiological process which, depending upon the area of the body, occurs every 12 to 72 hours. This extended period of attachment permits the Bioadhesive Delivery System to be utilized in products when extended duration of effectiveness is desirable or required.

         The Company's initial efforts have applied the technology to women's health care products that can be sold as cosmetics and over-the-counter drugs, which do not require governmental or regulatory approval. The Company has focused on women's health care because of the significant number of women--particularly of post-menopausal age--whose health and hygiene needs have not been met by available products and because the Company has found vaginal delivery to be particularly effective. The Company intends to continue to develop products that improve the delivery of previously approved drugs.

         The Company is currently engaged solely in one business segment -- the development and sale of pharmaceutical products and cosmetics. See footnote 7 to the consolidated financial statements for information on foreign operations.

PRODUCTS

         REPLENS(R). In November 1989, the Company introduced Replens, the first product utilizing the Bioadhesive Delivery System, in the United States. Replens replenishes vaginal moisture on a sustained basis and relieves the discomfort associated with vaginal dryness. The Company introduced Replens in England and Ireland in December 1990. The Company's original commercialization strategy was to market Replens through its own sales force.

         In 1991, in an attempt to gain mass marketing power and access to worldwide markets quickly, the Company developed and executed an alternative marketing strategy. The Company has entered into strategic alliance agreements for the marketing and distribution of Replens with: (i) Warner-Lambert Company under which Warner-Lambert Company markets Replens in the United States; (ii) a subsidiary of Johnson and Johnson under which that subsidiary markets Replens in Italy; (iii) Roussel-UCLAF under which Roussel markets Replens in France, certain French overseas territories and Greece; (iv) Nippon Sanofi K.K. (formerly Sterling-Winthrop Inc.) under which Sanofi markets Replens in South America, Central America and Australia and will market Replens in Portugal; (v) Teva Pharmaceutical under which Teva will market Replens in Israel; (vi) Logos Pharmaceuticals (Pty) Limited under which Logos markets Replens in South Africa and the sixteen countries of sub-Saharan Africa; (vii) LASA SA under which

LASA SA markets Replens in Spain; (viii) Unipath Ltd. under which Unipath markets Replens in the United Kingdom; (ix) Roberts Pharmaceutical Corporation under which Roberts markets Replens in Canada; (x) Vifor SA under which Vifor will market Replens in Switzerland and Liechtenstein and (xi) Hermes H/F under which Hermes markets Replens in Iceland.

         As a result of having marketed Replens in the United States and England, which demonstrated the market for Replens, the Company has been able to negotiate agreements with its strategic alliance partners pursuant to which the Company manufactures Replens and in return receives as revenue approximately 24% to 30% of its partners' selling price of the product. These companies are responsible for all marketing and distribution costs of Replens in their territories. There can be no assurance that any of the companies with whom the Company has entered into these agreements will aggressively or successfully market the product. Prior to entering into these strategic alliance agreements, the Company lost money on Replens as a result of the significant amounts the Company was required to spend on product promotion. As part of these agreements, certain of the strategic alliance partners have the right of first option or right of first refusal, in the applicable countries, to license future gynecological products developed by the Company.

          In December 1992, the United Kingdom Medicines Control Agency ("MCA") granted a General Sales License for Replens to be sold in the UK for the symptomatic relief of vaginal dryness in postmenopausal women and, when used regularly, for the reduction of pH to levels normally found in premenopausal women. Replens had previously been sold in the UK under the cosmetic regulations which restricted the claims that the Company could make for the product. The Company believes that Replens is now the only non-hormonal product approved for vaginal moisturization and reduction of pH in the UK. In the United States, Replens is sold as a cosmetic.

         In February 1994, the European Union recommended to its member countries, based on consultation from each of the countries, that Replens be approved as a drug. Currently, eleven of the twelve countries agree with the European Union's recommendation and the Company believes that licenses from these individual countries will be issued within the next several months.

         While the strategic alliance agreements in the United States and abroad have not produced desired unit sales as quickly as planned, the Company believes it has established effective working relationships with its partners which the Company believes form a solid foundation to build sales of Replens and the other products in the development pipeline. However, the Company is exploring alternatives to such strategic alliances where appropriate. In addition, upon granting of the European multistate license, Replens should become a reimbursable product in certain countries. The Company believes that sales of Replens in Europe should increase once the licenses are granted. The Company's success to a great extent is dependent on the marketing efforts of its strategic alliance partners, over which the Company has limited ability to influence.

         ADVANTAGE 24(R). During 1993, Advantage 24, the Company's 24 hour sustained release contraceptive gel, was qualified to be sold in the United States, under the existing FDA monograph for nonoxynol-9 spermicidal products. In September 1994, the Company entered into a license and distribution agreement with Lake Pharmaceutical, Inc. under which Lake markets Advantage 24 in the United States. Roberts will market Advantage 24 in Canada.

         Among Advantage 24's benefits is its slow release characteristic which permits the spermicide to be effective for up to 24 hours, in contrast with conventional spermicides that must be applied at most two hours prior to intercourse. The slow release feature is derived from the Company's Bioadhesive Delivery System, which enables the nonoxynol-9 to adhere to the cervix. Broader claims relating to prevention of sexually transmitted diseases (STD's) will be requested upon completion, if successful, of clinical studies now underway. The Company expects that within 12 months it will have sufficient data to apply for regulatory approval on the broader claims. In Europe, the Company intends to register Advantage 24 as an over-the-counter drug.

         Additionally, the United Nations Global Program on AIDS (formerly known as the World Health Organization Global Program on AIDS) has completed a 600 women safety study on Advantage 24. Analysis of the data generated indicates that Advantage 24, as used in the study, was free of any serious side effects. In addition, Advantage 24 was shown to be safer than any other nonoxynol-9 product studied. Studies to determine the efficacy of Advantage 24 in preventing the heterosexual transmission of HIV and other STD's have recently begun in a National Institutes of Health sponsored study in Kenya. Additional U.N. studies are scheduled to begin shortly in Thailand, India and the Ivory Coast.

         CRINONE(TM) TVG. The Company's first prescription drug is a sustained release, vaginally delivered, natural progesterone product. Crinone TVG utilizes the Company's patented Bioadhesive Delivery System which enables the progesterone to achieve a "First Uterine Pass Effect"(C). Progesterone is preferentially delivered to the uterus and high systemic concentrations are avoided. This allows the therapeutic effects of progesterone to be maximized while side effects are minimized.

         Crinone TVG has been approved in the U.K. and Finland for the prevention of hyperplasia and endometrial cancer in postmenopausal women receiving Hormone Replacement Therapy ("HRT"), for use in IN VITRO fertilization procedures, to help reduce the symptoms of Premenstrual Syndrome ("PMS"), for menstrual irregularities, dysmenorrhea, dysfunctional uterine bleeding, and for infertility due to inadequate progesterone production. In France, Crinone TVG has been approved for use in IN VITRO fertilization procedures. Additional indications in France are anticipated during 1996.

         The Company has also submitted registration files covering Crinone TVG to other European regulatory authorities. Additional country approvals are expected during 1996. The Company anticipates filing a New Drug Application ("NDA") in the United States in mid 1996.

         During 1993, the Logos Replens Agreement was amended such that Logos will also be the exclusive distributor of Crinone TVG in South Africa and the sixteen countries of sub-Saharan Africa. As part of the agreement, the Company received upfront licensing fees and expects to receive ongoing revenue from manufacturing and product sales.

         In May 1995, the Company entered into a worldwide, except for South Africa, license and supply agreement with American Home Product Corporation ("AHP") under which the Wyeth-Ayerst division of AHP will market Crinone. Under the terms of the agreement, the Company has received $9.5 million in milestone payments to date and will continue to receive additional milestone payments and a significant percentage of sales.

         OTHER PRODUCTS. The Company also markets Advanced Formula Legatrin PM(R), for the relief of occasional pain and sleeplessness associated with minor muscle aches such as night leg cramps; Vaporizer in a bottle(R), a portable cough suppressant for the temporary relief of a cough due to the common cold; and Diasorb(R), a pediatric antidiarrheal product. These products do not utilize the Bioadhesive Delivery System.

RESEARCH AND DEVELOPMENT

         The Company expended $7,812,488 in 1995, $8,976,047 in 1994 and
$5,290,912 in 1993, on research and development activities. The increase in expenditures are primarily the result of costs associated with contracting for, supervising and administering the clinical studies on the Company's Crinone TVG and Advantage 24 products. These studies are coordinated from the Company's New York and Paris offices.

         SPC3 (SYNTHETIC POLYMERIC CONSTRUCTION #3). In December 1993, the Company entered into an Option and License Agreement with a French research group based in Marseille, France, pursuant to which it was granted an option to obtain an exclusive license to the North and South American rights to a potential AIDS treatment. The option cost $2 million, of which $1.1 million was paid in December 1993 and the remaining $900,000 was paid in February 1994. The potential product has been granted a Clinical Trials Exemption ("CTX") in the United Kingdom and clinical trials in humans are now underway. In addition, an Investigational New Drug application to start U.S. clinical trials has been approved. The purpose of these trials is to determine the optimal dosage of SPC3 in late stage seropositive patients.

         The option, which must be exercised upon the occurrence of certain events, expires in December 1998. Upon exercise of the option, the Company will be required to pay an additional $5 million. If the Company does not exercise its option upon the occurrence of certain events, the Company's rights to the option are terminated.

         The synthetic molecule, which could prove to be a breakthrough in the treatment of AIDS, is a multibranched peptide, a type of protein, which blocks entrance of the HIV (AIDS) virus into susceptible human cells and prevents syncytia formation. Syncytia formation fuses lymphocytes (white cells) together with the infected cells causing the death of large numbers of uninfected lymphocytes. SPC3 protects the human cells including CD4+ lymphocytes, macrophages and CD4- negative cells by obstructing entry of the HIV virus. In-vitro studies have demonstrated that SPC3 effectively blocks entrance of all strains of the virus into human cells, unlike previously tested antiviral agents and vaccines that are strain specific. The relative specificity of the SPC3 peptide for its receptor ensures that it is free of the significant side effects associated with the reverse transcriptuse and protease inhibitors used in current treatments.

         Up to now, the only treatments available for AIDS patients act by stopping the virus from multiplying rapidly. The Marseille molecule, according to a recent paper published in the Journal of France's Academy of Sciences, could prevent the virus from attacking healthy cells in two ways: (i) in lymphocytes, the white blood cells that are a key part of the body's immune system and (ii) in macrophages, a type of white blood cell that is often a vehicle for transmitting the virus to the brain.

PATENTS, TRADEMARKS AND PROTECTION OF PROPRIETARY INFORMATION

         The Company purchased the patents underlying the Bioadhesive Delivery System from Bio-Mimetics, Inc. ("Bio-Mimetics"). The Company has the exclusive right to the use of the Bioadhesive Delivery System subject to certain third party licenses issued by Bio-Mimetics that have been assigned to the Company and certain restrictions on the assignment of the patents. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

         The basic patent that covers the Bioadhesive Delivery System was issued in the United States in 1986 and by the European Patent Office in 1992. Corresponding patents have also been issued in Canada and Australia. A corresponding application is currently pending in Japan. The Company is continuing to develop the core Bioadhesive Delivery System and has filed patent applications covering tissue moisturization, vaginal moisturization, progesterone delivery and use of nonoxynol-9 in an anti-sexually transmitted disease formulation. These applications are currently pending in the U.S. Patent and Trademark Office, the European Patent Office, and elsewhere, worldwide. While patent applications do not ensure the ultimate issuance of a patent, it is the Company's belief that patents based on these applications will issue.

         In addition to the patents discussed above, the Company has two additional patents that cover ophthalmic treatment products. These two patents also underlie an agreement to share technology with InSite Vision Incorporated ("Insite"). Under this agreement, the Company obtained from Insite the worldwide rights to market ophthalmic veterinary products which utilize Insite's sustained release gel technology. In addition, the Company obtained the right to market, in all parts of the world except North America and portions of Asia, ophthalmic over-the-counter drugs which utilize Insite's sustained release gel technology. In exchange, Insite obtained from the Company the worldwide rights to market prescription ophthalmic products which utilize the Company's Bioadhesive Delivery System. In addition, InSite obtained the right to market, in North America and portions of Asia, ophthalmic over-the-counter drugs which utilize the Company's Bioadhesive Delivery System.

         Because the Company operates on a worldwide basis, the Company seeks worldwide patent protection for its technology and products. While having patent protection cannot ensure that no competitors will emerge, this is a fundamental step in protecting the technologies of the Company.

         The Company has filed "Replens", "Advantage 24" and "Crinone" as trademarks in countries throughout the world. Applications for the registration of trademarks do not ensure the ultimate registration of these marks. The Company believes these marks will be registered. In addition, there can be no assurance that such trademarks will afford the Company adequate protection or that the Company will have the financial resources to enforce its rights under such trademarks.

         The Company also relies on confidentiality and nondisclosure agreements. There can be no assurance that other companies will not acquire information which the Company considers to be proprietary. Moreover, there can be no assurance that other companies will not independently develop know-how comparable to or superior to that of the Company.

MANUFACTURING

         During 1991, the Company introduced a new, more efficient and less expensive manufacturing and packaging process for the production of Replens and its future women's health care products. The process, called "form, fill and seal," is a single step process whereby the redesigned applicator is created, filled and sealed in one process. Replens is currently being manufactured and packaged, utilizing the process developed by the Company, by third-party manufacturers in Europe. In 1991, the Company placed orders for approximately $2.7 million of manufacturing equipment. As of December 31, 1995 and 1994, $945,000 of this equipment was completed and is included in machinery and equipment in the accompanying consolidated balance sheet. Deposits on manufacturing equipment totaling approximately $1 million are included in other assets in the December 31, 1995 and 1994 consolidated balance sheets. Due to production delays, the Company does not expect to take delivery of this equipment until 1996 or 1997.

         Medical grade, cross-linked polycarbophil, the polymer used in the Company's products utilizing the Bioadhesive Delivery System, is currently available from only one supplier, B.F. Goodrich Company ("Goodrich"). The Company believes that Goodrich will supply as much of the material as the Company may require because the Company's products rank among the highest value-added uses of the polymer. There can be no assurance that Goodrich will continue to supply the product. In the event that Goodrich cannot or will not supply enough of the product to satisfy the Company's needs, the Company will be required to seek alternative sources of polycarbophil. There can be no assurance that an alternative source of polycarbophil will be obtained.

         All of the other raw materials used by the Company for its products utilizing the Bioadhesive Delivery System are available from several sources.

OVER-THE-COUNTER DRUGS

         GENERAL. The Company currently markets three over-the-counter drugs:
Advanced Formula Legatrin PM, for the relief of occasional pain and sleeplessness associated with minor muscle aches such as night leg cramps; Diasorb, a pediatric antidiarrheal product; and Vaporizer in a bottle, a portable cough suppressant. These over-the-counter drugs are manufactured by third-party manufacturers. All of the raw materials used by the Company for its over-the-counter drugs are available from several sources.

         The over-the-counter drugs are sold to drug wholesalers and chain drug stores. The Company utilizes approximately 20 drug manufacturers' representative firms to make calls on the Company's trade customers. The manufacturers' representatives receive commissions based on sales made within their respective territories. The Company supports the activities of the manufacturers' representatives by advertising in medical and consumer publications, direct mailings and convention participation.

         LEGATRIN. In February 1989, the Company acquired from Scholl, Inc., a subsidiary of Schering-Plough Corporation, the North American rights to the product Legatrin and the related trademark, for $300,000 and the assumption of certain liabilities approximating $41,000. The FDA, in 1988, initiated a review to determine whether drugs containing quinine sulfate for night leg cramps, an ingredient in Legatrin, should remain on the market. The FDA issued a final monograph, which became effective on February 22, 1995, restricting manufacturer's from selling over-the-counter quinine sulfate based-products for the relief of night leg cramps. As a result, in February 1995 introduced Advanced Formula Legatrin PM.

SALES

         The following tables sets forth the percentage of the Company's consolidated net sales by product, for each product accounting for 15% or more of consolidated net sales in any of the three years ended December 31, 1995.

                                      1995             1994              1993
                                      ----             ----              ----
          Replens                      30%              39%               42%
          Legatrin PM/Legatrin         52               49                48
          Other products               18               12                10
                                      ---              ---               ---
                                      100%             100%              100%
                                      ===              ===               ===

The Company anticipates the percentage of sales attributable to Legatrin PM and the other products to decrease in future years as additional products utilizing the Bioadhesive Delivery System are introduced. Warner-Lambert accounted for approximately 21%, 27% and 29% of 1995, 1994 and 1993 consolidated net sales, respectively. A retail customer accounted for approximately 16%, 14% and 11% of 1995, 1994 and 1993 consolidated net sales, respectively.

COMPETITION

          While the Company has entered into the strategic alliance agreements for the marketing of Replens with large pharmaceutical companies, there can be no assurance that the Company and its partners will have the ability to compete successfully. The Company's success to a great extent is dependent on the marketing efforts of its strategic alliance partners, over which the Company has limited ability to influence. The markets which the Company and its strategic alliance partners operate in or intend to enter are characterized by intense competition. The Company and its partners compete against established pharmaceutical and consumer product companies which market products addressing similar needs. In addition, numerous companies are developing or, in the future, may develop enhanced delivery systems and products competitive with the Company's present and proposed products. Some of the Company's and its partners' competitors possess greater financial, research and technical resources than the Company or its partners. Moreover, these companies may possess greater marketing capabilities than the Company or its partners, including the resources to implement extensive advertising campaigns.

          Although the Company is not aware of any product incorporating rate-controlled technology with respect to vaginal lubrication, the Company believes that Replens competes in the same markets as K-Y Jelly(R) and Gyne-Moisturin(R), vaginal lubricants marketed by Johnson & Johnson Products, Inc. and Schering-Plough Corporation, respectively. The Company also believes that Advantage 24, Legatrin PM and Diasorb compete against numerous products in their respective categories and that Vaporizer in a bottle(R) competes against Vicks Vaporsteam, a product distributed by Richardson-Vicks, Inc.

GOVERNMENT REGULATION

          The Company is subject to both the applicable regulatory provisions of the FDA in the United States and the applicable regulatory agencies in those foreign countries where its products are manufactured and/or distributed.

          As in the United States, a number of foreign countries require premarketing approval by health regulatory authorities. Requirements for approval may differ from country to country and may involve different types of testing. There can be substantial delays in obtaining required approvals from regulatory authorities after applications are filed. Even after approvals are obtained, further delays may be encountered before the products become commercially available.

          In the United States, manufacturers of pharmaceutical products are subject to extensive regulation by various Federal and state governmental entities relating to nearly every aspect of the development, manufacture and commercialization of such products. The FDA, which is the principal regulatory authority in the United States for such products, has the power to seize adulterated or misbranded products and unapproved new drugs, to require their recall from the market, to enjoin further manufacture or sale and to publicize certain facts concerning a product. As a result of FDA regulations, pursuant to which new pharmaceuticals are required to undergo extensive and rigorous testing, obtaining premarket regulatory approval requires extensive time and cash expenditures. The manufacturing of the Company's products which are either manufactured and/or sold in the United States, is subject to current Good Manufacturing Practices prescribed by the FDA. The labeling of over-the-counter drugs in the United States, as well as advertising relating to such products, are subject to the review of the Federal Trade Commission ("FTC") pursuant to the general authority of the FTC to monitor and prevent unfair or deceptive trade practices.

PRODUCT LIABILITY

          The Company may be exposed to product liability claims by consumers. Although the Company presently maintains product liability insurance coverage in the amount of $15 million, there can be no assurance that such insurance will be sufficient to cover all possible liabilities. In the event of a successful suit against the Company, insufficiency of insurance coverage could have a materially adverse effect on the Company.

EMPLOYEES

          As of March 31, 1996, the Company had 29 employees, 5 in management, 4 in marketing positions, 9 in research and development administration and 11 in support functions. None of the Company's employees are represented by a labor union. The Company believes that its relationship with its employees is satisfactory.

         The Company has employment agreements with certain employees, some of whom are also stockholders of the Company. See "Executive
Compensation--Employment Agreements."


                                   PROPERTIES

          As of March 31, 1996, the Company leases the following properties:

                                                                        ANNUAL
LOCATION              USE              SQUARE FEET   EXPIRATION          RENT
- --------              ---              -----------   ----------         ------
Miami, FL        Corporate office         3,900      September 1998   $  88,000
Paris, France    Research admin office    8,000      August 1998        280,000
Paris, France    Business residence       2,000      June 2001           70,000
New York, NY     Residential office       1,000      April 1998          44,000


                                LEGAL PROCEEDINGS

         Certain law suits have been filed against the Company with respect to product liability. In the opinion of management and counsel, none of these lawsuits are material and they are all adequately reserved for or covered by insurance or, if not so covered, are without any or have little merit or involve such amounts that if disposed of unfavorably would not have a material adverse effect on the Company.

                             SELECTED FINANCIAL DATA

         The following consolidated selected financial data of the Company for the five years ended December 31, 1995 (not covered by the auditors' report), should be read in conjunction with the consolidated financial statements and related notes thereto. See the financial statements of the Company annexed to this Prospectus on pages F-1 to F-18.

                                  1995        1994        1993        1992         1991
                                 -------     -------     -------     -------      -------
Statement of Operations Data:
Net sales                         $9,905      $8,769      $8,150      $9,173      $10,675
Net income (loss)                   (959)    (12,994)    (10,453)     (8,536)     (14,548)
Income (loss) per common share     (0.04)      (0.58)      (0.49)      (0.51)       (1.17)
Weighted average number
  of common shares outstanding    25,487      22,530      21,380      16,880       12,856

Balance Sheet Data:

Working capital (deficiency)     ($1,968)    ($3,858)     $2,888     ($4,443)      $1,542
Total assets                       7,687       6,808      13,870       9,833       14,488
Long-term debt                       -         6,218       5,474          58        1,692
Stockholders' equity (deficit)     1,556      (6,192)      1,475      (6,991)        (720)

Note: In March 1996, the Company completed a private placement of 1,358,000 shares of Common Stock raising net proceeds of approximately $12 million.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

          Cash and cash equivalents increased from approximately $690,000 at December 31, 1994 to approximately $1.6 million at December 31, 1995, primarily as a result of approximately $522,000 used for operating activities offset by approximately $1.9 million received from the exercise of options and warrants.

          In March 1996, the Company completed a private placement of 1,358,000 shares of Common Stock raising net proceeds of approximately $12 million.

         In May 1995, the Company entered into a worldwide, except for South Africa, license and supply agreement with American Home Product Corporation ("AHP") under which the Wyeth-Ayerst division of AHP will market Crinone. Under the terms of the agreement, as of March 15, 1996, the Company has received $9.5 million in milestone payments and will continue to receive additional milestone payments and a significant percentage of sales, which sales are expected to commence during 1996.

          During 1994, the Company repaid $1,027,985 of long-term debt and accrued interest through the issuance of 293,710 shares of Common Stock. In addition, during 1995, the Company repaid an additional

$4,787,069 of long-term debt and accrued interest through the issuance of 1,273,905 shares of Common Stock.

          In December 1993, the Company entered into an Option and License Agreement with a French research group based in Marseille, France, pursuant to which it was granted an option to obtain an exclusive license to the North and South American rights to a potential AIDS treatment. The option cost $2 million, of which $1.1 million was paid in December 1993 and the remaining $900,000 was paid in February 1994. The potential product has been granted a Clinical Trials Exemption ("CTX") in the United Kingdom and clinical trials in humans are now underway. In addition, an Investigational New Drug Application to start U.S. clinical trials has been approved. The purpose of these trials is to determine the optimal dosage in late stage seropositive patients.

          The option, which must be exercised upon the occurrence of certain events, expires in December 1998. Upon exercise of the option, the Company will be required to pay an additional $5 million. If the Company does not exercise its option upon the occurrence of certain events, the Company's rights to the option are terminated.

          The FDA, in 1988, initiated a review to determine whether drugs containing quinine sulfate for night leg cramps, an ingredient in Legatrin, should remain on the market. The FDA issued a final monograph, which became effective on February 22, 1995, restricting manufacturer's from selling over-the-counter quinine sulfate based-products for the relief of night leg cramps. As a result, the Company introduced Advanced Formula Legatrin PM. Legatrin PM provides relief of occasional pain and sleeplessness associated with minor muscle aches such as leg cramps. Sales of Legatrin and gross profit derived from sales of Legatrin approximated $4 million and $3 million, respectively, for each of the two years ended December 31, 1994. Sales and gross profit derived from sales of Legatrin PM aggregated approximately $5 million and $3.8 million, respectively, for the year ended December 31, 1995. There can be no assurance as to what future sales of Legatrin PM will be.

          In connection with the 1989 purchase of the assets of Bio-Mimetics, Inc., which assets consisted of the patents underlying the Company's Bioadhesive Delivery System, other patent applications and related technology, the Company pays Bio-Mimetics, Inc. a royalty equal to two percent of the net sales of products based on the Bioadhesive Delivery System, to an aggregate of $7.5 million. The Company is required to prepay a portion of the remaining royalty obligation, in cash or stock at the option of the Company, if certain conditions are met.

          As of December 31, 1995, the Company has outstanding exercisable options and warrants that, if exercised, would result in approximately $16 million of additional capital. However, there can be no assurance that such options or warrants will be exercised.

          Significant expenditures anticipated by the Company in the near future are concentrated on production commitments and research and development related to new products. The Company has committed to spend an aggregate of approximately $1.3 million on additional molding capacity at its suppliers during 1996 and 1997.

          As of December 31, 1995, the Company had available net operating loss carryforwards of approximately $39 million to offset its future U.S. taxable income.

          In accordance with Statement of Financial Accounting Standards No. 109, as of December 31, 1995, other assets in the accompanying consolidated balance sheet includes a deferred tax asset of approximately $14 million (consisting primarily of a net operating loss carryforward) which has been fully reserved as its ultimate realizability is not assured.

RESULTS OF OPERATIONS - YEARS ENDED DECEMBER 31, 1995 VERSUS DECEMBER 31, 1994 VERSUS DECEMBER 31, 1993

          Sales and gross margin remained relatively constant during 1994 and 1993. Sales have increased in 1995 primarily as a result of Advantage 24 now being available on drug store shelves throughout the U.S., renewed sales activity from the Company's OTC segment, including the introduction of Advanced Formula Legatrin PM, as well as revenue from a research agreement which began in late 1994. While the strategic alliance agreements in the United States and abroad have not produced desired unit sales as quickly as planned, the Company believes it has established effective working relationships with its partners which the Company believes form a solid foundation to build sales of Replens and the other products in the development pipeline. However, the Company is exploring alternatives to such strategic alliances where appropriate. In addition, upon granting of the European multistate licenses, Replens should become a reimbursable product in certain countries. The Company believes that sales of Replens in Europe should increase once the licenses are granted. The Company's success is dependent to a great extent on the marketing efforts of its strategic alliance partners, which the Company has limited ability to influence.

          Selling and distribution expenses increased in 1995 as a result of the costs associated with the introduction of Legatrin PM. The Company's strategic alliance partners are responsible for all marketing and distribution costs of Replens and Advantage 24 in their territories. There can be no assurance that any of the companies with whom the Company has entered into these agreements will aggressively or successfully market the products.

          General and administrative expenses have decreased as a result of cost control programs implemented by the Company.

          Research and development expenditures have decreased as a result of the completion of a majority of the clinical studies related to Crinone and Advantage 24.

          Lease termination cost represents expenses incurred in relocating the Company's corporate headquarters to a smaller premise and in closing the Company's laboratory facility in Madison, Wisconsin. Of the total, $1.2 million was paid through the issuance of 239,238 shares of Common Stock.

         License fees, net includes $8 million received as upfront and milestone payments in connection with the licensing agreement with AHP.

          The increase in interest expense in 1994 was primarily the result of the interest on the 1993 Notes and the Warrants. A majority of the 1993 Notes were repaid in late 1994 and early 1995 through the issuance of Common Stock.

          The purchase of an option represents the cost to obtain an exclusive license to the North and South American rights to a potential AIDS treatment.

          As a result, the net loss for 1995 was $959,472 or $.04 per share as compared to net losses in 1994 of $12,993,889 or $.58 per share and $10,452,983 or $.49 per share in 1993.

IMPACT OF INFLATION

          Sales revenues, manufacturing costs, selling and distribution expenses, general and administrative expenses and research and development costs tend to reflect the general inflationary trends.


                           PRICE RANGE OF COMMON STOCK

          The Company's Common Stock trades on the American Stock Exchange ("AMEX") under the symbol COB. The following table sets forth the high and low sales prices of the Common Stock on the American Stock Exchange, as reported on the Composite Tape.

                                                      HIGH              LOW
FISCAL YEAR ENDED DECEMBER 31, 1994                   ----              ---

         First Quarter                                $6.75            $4.25
         Second Quarter                                6.00             4.25
         Third Quarter                                 4.94             4.00
         Fourth Quarter                                5.38             4.00

FISCAL YEAR ENDED DECEMBER 31, 1995

         First Quarter                                $5.63            $4.06
         Second Quarter                                8.50             4.00
         Third Quarter                                 9.88             6.63
         Fourth Quarter                                9.50             6.25

FISCAL YEAR ENDED DECEMBER 31, 1996

         First Quarter                               $13.00            $7.50
         Second Quarter (through April __, 1996)       _.__             _.__

         At March 31, 1996, there were 575 shareholders of record of the Company's Common Stock, although the Company estimates that there are approximately 6,000 beneficial owners, 6 shareholders of record of the Company's Series A Convertible Preferred Stock ("Series A Preferred Stock") and 4 shareholders of record of the Company's Series B Convertible Preferred Stock ("Series B Preferred Stock").

                                 DIVIDEND POLICY

         The Series A Preferred Stock pays cumulative dividends at a rate of 8% per annum payable quarterly. As of December 31, 1995, dividends of $98,079 have been earned but have not been declared and are included in other long-term liabilities in the accompanying consolidated balance sheet. Upon conversion of any shares of Series A Preferred Stock, the Company is obligated to issue additional shares of Common Stock having a market value equal to accrued but unpaid dividends on the Series A Preferred Stock at the time of conversion.

         The Company has never paid a cash dividend on its Common Stock and does not anticipate the payment of cash dividends in the foreseeable future. The Company intends to retain any earnings for use in the development and expansion of its business.

         Applicable provisions of the Delaware General Corporation Law may affect the ability of the Company to declare and pay dividends on its Common Stock as well as on its Preferred Stock. In particular, pursuant to the Delaware General Corporation Law, a company may pay dividends out of its surplus, as defined, or out of its net profits, for the fiscal year in which the dividend is declared and/or the preceding year. Surplus is defined in the Delaware General Corporation Law to be the excess of net assets of the company over capital. Capital is defined to be the aggregate par value of shares issued.


                                   MANAGEMENT

         The executive officers and directors of the Company as of March 31, 1996 are as follows:

         NAME                      AGE                          POSITION
         ----                      ---                          --------
William J. Bologna                 53                      Chairman of the Board

Nicholas A. Buoniconti             55                      Vice Chairman of the Board and Chief Operating Officer

Norman M. Meier                    57                      President, Chief Executive Officer and Director

Margaret J. Roell                  36                      Vice President--Finance and Administration, Chief
                                                           Financial Officer, Secretary and Treasurer

Dominique de Ziegler, MD           48                      Vice President--Pharmaceutical Development

Irwin L. Kellner                   57                      Director

John E. A. Kidd                    51                      Director

Lila E. Nachtigall, M.D.           62                      Director

         WILLIAM J. BOLOGNA has been a director of the Company since inception and was elected Chairman of the Company's Board of Directors in January 1992. From December 1988 to January 1992, Mr. Bologna served as Vice Chairman of the Company's Board of Directors. In addition, since 1980, he has been Chairman of Bologna & Hackett ("B&H"), an advertising agency specializing in pharmaceutical products which has in the past performed services for various international pharmaceutical companies. B&H ceased operations in May 1991. Prior to 1980, Mr. Bologna was employed by William Douglas McAdams, Inc., a company engaged in the marketing of pharmaceuticals, in a variety of positions, including Senior Vice President. In 1965, Mr. Bologna received his B.S. in Pharmacy from Fordham University. He received an MBA in Finance from Fordham University in 1971.

         NICHOLAS A. BUONICONTI has been a director of the Company since June 1991 and was elected Vice Chairman and Chief Operating Officer of the Company in April 1992. Mr. Buoniconti, an attorney, is a member of the Massachusetts and Florida Bar. From January 1990 to April 1992, he was a member of the law firm of Nicholas A. Buoniconti, P.A. He held the position of President and Chief Operating Officer of UST, a Fortune 500 company, from May 1987 to December 1989. From 1985 to 1987, Mr. Buoniconti served as President and Chief Operating Officer of U.S. Tobacco (which changed its name to UST), as well as serving on the Board of Directors from 1978 to 1989. He has served as a member of the Board of Directors of the Miami Project to Cure Paralysis, and is heavily involved in the fund-raising efforts for the Project through the Marc Buoniconti Fund, named for his son. Mr. Buoniconti is a former All-Pro linebacker for the Miami Dolphins. Since 1978, he has co-hosted "Inside the NFL" on the Home Box Office cable network. Mr. Buoniconti is also a director of American Bankers Insurance Co., Innkeepers USA and The Sports Authority.

         NORMAN M. MEIER has been President, Chief Executive Officer and a director of the Company since inception. From 1971 to 1977, Mr. Meier was Vice President of Sales and Marketing for Key Pharmaceuticals, Inc., a company which had been engaged in the marketing and sales of pharmaceuticals until its sale to Schering-Plough Corporation in June 1986. From 1977 until June 1986, Mr. Meier served as a consultant to Key Pharmaceuticals, Inc. In 1960, Mr. Meier received his B.S. in Pharmacy from Columbia University. He received his M.S. in Pharmacy Administration from Long Island University in 1964. Mr. Meier is also a director of Universal Heights, Inc.

         MARGARET J. ROELL has been Vice President--Finance and Administration, Chief Financial Officer, Treasurer and Secretary of the Company since June 1991. Ms. Roell was employed by Arthur Andersen & Co., independent public accountants, from 1981 to 1991 and was an audit manager with Arthur Andersen & Co. from 1986 to 1991.

         DOMINIQUE DE ZIEGLER, M.D. has been Vice President--Pharmaceutical Development of the Company since January 1996. Dr. de Ziegler has been employed by the Company since April 1992 as Director of Research Development. In addition, from 1988 through 1991, Dr. de Ziegler was an Associate Professor at the Department of Obstetrics and Gynecology, Hospital A. Beclere in Clamart, France. In 1990, Dr. de Ziegler became a Dipolmat of the American Board of Obstetrics and Gynecology, Reproductive Endocrinology and Infertility. Dr. de Ziegler is a member of the American Fertility Society, the American Society for Reproductive Endocrinogolists, The American Endocrine Society, the Society of Gynecologic Investigation and the Association Francaise poour l'Etude de la Menopause. Dr. de Zeigler has also been a journal editor and an `ad hoc" reviewer for Fertility Sterility, Human Reproduction, The Journal of In Vitro Fertilization and Embryo Transfer, Contraception Fertilite Sexualite and Reproduction Humaine et Hormone.

         IRWIN L. KELLNER has been a director of the Company since May 1988. Dr. Kellner is the Chief Economist for the Chase Regional Bank, a subsidiary of the Chase Manhattan Bank, formed by the merger of the Chase Manhattan Bank with the Chemical Bank in April 1996. In turn, Chemical merged with Manufacturers Hanover ("MHT") in January 1992. Dr. Kellner has been employed by the Bank since 1970. From 1991 to 1996, Dr. Kellner was the Chief Economist for the Chemical Bank, while from 1980 to 1991, Dr. Kellner was the Chief Economist for MHT. Dr. Kellner, a past president of the Forecasters Club of New York and the New York Association of Business Economists, holds membership, and has held a variety of posts, in several professional associations, including the American Economic Association, American Statistical Association and the National Association of Business Economists. Dr. Kellner is also a governor of the Money Marketeers. His other board memberships include the Juvenile Diabetes Foundation, the Children's AIDS Network, North Shore University Hospital, the Don Monti Memorial Research Foundation and Touro College's Barry Z. Levine School of Health Sciences.

         JOHN E. A. KIDD has been a director of the Company since April 1988 and served as Chairman of the Board of Directors of the Company from December 1988 to December 1991. For approximately the past five years, Mr. Kidd has been an Executive Director of a number of public companies located in the United Kingdom, in which an investment company controlled by his family had been a major investor.

         LILA E. NACHTIGALL, M.D. has been a director of the Company since November 1992. Dr. Nachtigall has been employed by the New York University School of Medicine since 1961. Dr. Nachtigall is currently a Professor of Obstetrics and Gynecology. In addition, Dr. Nachtigall is the Clinic Coordinator of GYN-Endocrine Clinic at Bellevue Hospital and Co-director of the GYN-Endocrine Program and Director of Women's Wellness Division at New York University Medical Center.

         All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive no compensation for serving on the Board, except for the receipt of stock options and the reimbursement of reasonable expenses incurred in attending meetings. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. The Board of Directors has two standing committees, the Audit Committee and the Compensation/Stock Option Committee.

EXECUTIVE COMPENSATION

         The tables, graph and descriptive information set forth below are intended to comply with the Securities and Exchange Commission compensation disclosure requirements. This information is being furnished with respect to the Company's Chief Executive officer ("CEO") and its three other executive officers, other than the CEO, whose salary and bonus exceeded $100,000 for the most recent fiscal year (collectively, the "Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION   LONG-TERM COMPENSATION
                                   -------------------   ----------------------
                                                                SECURITIES
                                                                UNDERLYING
NAME AND PRINCIPAL POSITION   YEAR      SALARY                  OPTIONS (1)
- ---------------------------   ----      ------                  -----------
Norman M. Meier               1995     $218,000                     50,000
 President and Chief          1994      180,000                    470,000
 Executive Officer            1993      180,000                    200,000

William J. Bologna            1995      218,000                     50,000
 Chairman of the Board        1994      180,000                    470,000
                              1993      180,000                    200,000

Nicholas A. Buoniconti        1995      167,500                     50,000
 Vice Chairman and            1994      135,000                    910,000
 Chief Operating Officer      1993      135,000                    200,000

Margaret J. Roell             1995      120,000                     15,000
 Vice President -             1994      120,000                         -
 Finance & Administration     1993      120,000                     20,000
 Chief Financial Officer

 (1) The options granted in 1993 to Messrs. Meier, Bologna and Buoniconti were canceled in 1994.

                            OPTION GRANTS DURING 1995

                       NUMBER OF     % OF TOTAL
                      SECURITIES       OPTIONS                                GRANT
                      UNDERLYING     GRANTED TO   EXERCISE                    DATE
                        OPTIONS       EMPLOYEES    PRICE    EXPIRATION       PRESENT
NAME                    GRANTED        IN 1995     ($/SH)      DATE         VALUE (1)
- ----                 ------------     ---------   --------  ----------      ---------
Norman M. Meier          50,000          16%        $7.25    7/20/2005       $272,500

William J. Bologna       50,000          16%         7.25    7/20/2005        272,500

Nicholas A. Buoniconti   50,000          16%         7.25    7/20/2005        272,500

Margaret J. Roell        15,000           5%         7.25    7/20/2005         81,750

 (1) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (i) an exercise price of $7.25, equal to the fair market value of the underlying stock on the date of grant, (ii) an option term of ten years, (iii) an interest rate of 6.28% that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term, (iv) volatility of 59.214% calculated using daily stock prices for the one-year period prior to the grant date and (v) no annualized dividends paid with respect to a share of Common Stock at the date of grant. The ultimate values of the options will depend on the future price of the Company's Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

    AGGREGATED OPTION EXERCISES DURING 1995 AND FISCAL YEAR END OPTION VALUES

                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                             OPTIONS AT                 OPTIONS AT
                    SHARES ACQUIRED        VALUE         DECEMBER 31, 1995           DECEMBER 31, 1995
NAME                  ON EXERCISE        REALIZED     EXERCISABLE UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
- ----                ---------------      --------     ----------- -------------   ----------- -------------
Norman M. Meier            -             $   -            470,000     50,000    $1,968,125      $65,625

William J. Bologna         -                 -            470,000     50,000     1,968,125       65,625

Nicholas A. Buoniconti     -                 -            910,000     50,000     3,810,625       65,625

Margaret J. Roell          -                 -            100,000     35,000       325,000       80,938


EMPLOYMENT AGREEMENTS

         In January 1996, the Company entered into five-year employment agreements with each of William J. Bologna and Norman M. Meier, to serve as Chairman and President of the Company, respectively. Pursuant to their respective employment agreements, each such employee is entitled to a base salary of $250,000. In addition, each such employee was granted options to purchase 150,000 shares of the Company's Common Stock at an exercise price of $7.25. Pursuant to the terms of such agreements, each employee has agreed to dedicate his services on a substantially full-time basis and has agreed for the term of his agreement and for two years thereafter not to compete with the Company.

         In April 1992, the Company entered into a five-year employment agreement with Nicholas A. Buoniconti, to serve as Vice Chairman and Chief Operating Officer of the Company. Pursuant to this agreement, Mr. Buoniconti is paid an annual salary of $135,000. As additional compensation, Mr. Buoniconti was granted options to purchase 250,000 and 400,000 shares of the Company's Common Stock at exercise prices of $8.00 and $4.88 per share, respectively, which options vest over five years. Pursuant to the terms of such agreement, Mr. Buoniconti agreed to dedicate his services on a substantially full-time basis and has agreed for the term of his agreement and for two years thereafter not to compete with the Company. During 1994, in connection with Mr. Buoniconti investing $200,000 into the Company, the exercise price of the options was reduced to $4.375. As of July 1, 1995, Mr. Buoniconti's annual salary was increased to $200,000.

         In July 1995, the Company entered into a three-year employment agreement with Dominique de Ziegler, to serve as director of research development. Pursuant to this agreement, Dr. de Ziegler is paid an annual salary of $203,500. As additional compensation, Dr. de Ziegler was granted options to purchase 25,000 shares of the Company's Common Stock at an exercise prices of $7.25 per share. Pursuant to the terms of such agreement, Dr. de Ziegler agreed to dedicate his services on a substantially full-time basis and has agreed for the term of his agreement and for two years thereafter not to compete with the Company.

         The exercise price of all of the options granted pursuant to the aforementioned employment agreements are based on the closing price of the Company's Common Stock on the American Stock Exchange on the day prior to grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of March 31, 1996, directors and named executive officers, individually and as a group, beneficially owned Common Stock as follows:

            NAME OF                             SHARES, NATURE OF INTEREST
         BENEFICIAL OWNER                AND PERCENTAGE OF EQUITY SECURITIES(1)
         ----------------                --------------------------------------
Norman M. Meier (3)                               1,295,800               4.6%
William J. Bologna (2)                            2,378,632               8.4%
Nicholas A. Buoniconti (3)                          990,000               3.5%
Irwin L. Kellner (3)                                 89,500                *
John E. A. Kidd (3)                                 125,936                *
Lila E. Nachtigall (3)                               20,000                *
Margaret J. Roell (3)                               100,200                *
Dominique de Ziegler (3)                             25,000                *
Officers and directors as a group (8 people)      5,025,068              16.8%

*        Represents less than 1 percent.

(1) Includes shares issuable upon exercise of both options and warrants which are currently exercisable or which may be acquired within 60 days and shares issuable upon conversion of the Series A and Series B Preferred Stock (12.36 for the Series A Preferred Stock and 20.57 for the Series B Preferred Stock).

(2) Includes 20,570 shares issuable upon conversion of 1,000 shares of Series B Preferred Stock. Includes 470,000 shares issuable upon exercise of options, which are currently exercisable or which may be acquired within 60 days. Includes 98,062 shares beneficially owned by Mr. Bologna's spouse.

(3) Includes shares issuable upon exercise of options, which are currently exercisable or which may be acquired within 60 days, to purchase 470,000 with respect to Mr. Meier, 910,000 with respect to Mr. Buoniconti, 50,000 shares with respect to Dr. Kellner, 75,936 shares with respect to Mr. Kidd, 20,000 shares with respect to Dr. Nachtigall, 100,000 shares with respect to Ms. Roell and 25,000 shares with respect to Dr. de Ziegler.

         As of March 31, 1996, the following table sets forth information regarding the number and percentage of Common Stock held by all persons who are known by the Company to beneficially own or exercise voting or dispositive control over 5% or more of the Company's outstanding Common Stock:

                                       NUMBER OF SHARES
         NAME AND ADDRESS             BENEFICIALLY OWNED     PERCENT OF CLASS
         ----------------             ------------------     ----------------
Strome Susskind Investment
  Management, L.P. (1)
  100 Wilshire Blvd.
  Santa Monica, CA                         2,396,400              9.1%

 (1)     Based on information included on Schedule 13G dated February 13, 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During 1993, the Company loaned Messrs. Meier and Bologna, $80,000 and $110,350, respectively. The notes, which bear interest at 10% per annum and are unsecured but with full recourse, are due on or before December 7, 1996.

         During 1994, Messrs. Meier, Bologna and Buoniconti, each invested $200,000 into the Company, through the purchase of 50,000, 38,663 and 50,000 shares, respectively.


                              PLAN OF DISTRIBUTION

         The Shares owned by the Selling Securityholders may be sold from time to time by the Selling Securityholders, or by pledges, donees, transferees or other successors in interest. Such sales may be made on the American Stock Exchange or otherwise at prices and at terms then prevailing or at prices related to the then current market prices, or in privately negotiated transactions. The Shares may be sold publicly by one or more of the following:
(i) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and
(iii) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Securityholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. The sale of a substantial number of the Shares by the Selling Securityholders may have an adverse effect on the market price of the Company's Common Stock.

         The Company will pay certain expenses incident to the offering and sale of the Shares. The Company will not pay for, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Securityholders. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

                             SELLING SECURITYHOLDERS

         The Selling Securityholders are the holders of the Shares. The following table sets forth as of the commencement of the offering, based on information provided to the Company by the Selling Securityholders, the shares of Common Stock being offered by each of the Selling Securityholders.
The percentage of voting securities to be owned after the offering assumes the sale of the securities registered hereby, and takes into consideration the voting rights of the Common Stock and Series A and B Preferred Stock as of March 31, 1996.

                                        NUMBER OF SHARES OF    PERCENTAGE OF VOTING
NAME OF SELLING                            COMMON STOCK           SECURITIES OWNED
SECURITYHOLDERS                      INCLUDED IN THE OFFERING      AFTER OFFERING
- ---------------                      ------------------------  --------------------
Drake & Co., as nominee                           300,000                *
Delaware Group Premium Fund, Inc.--
   Emerging Growth Series                           8,000                *
Delaware Group Trend Fund, Inc.                   192,000                *
Abovelevel & Co., as nominee                       10,000                *
Shipmaster & Co., as nominee                      100,000                *
Umbtro & Co., as nominee                           25,000                *
John Colton, IRA account                            5,500                *
G & O Partners, L.P.                               60,000                *
Essex Special Growth Opportunities
   Fund, L.P.                                      32,000                *
Richard W. Gray                                     5,500                *
Tudor BVI Futures Ltd.                            168,000                *
Raptor Global Fund L.P.                            64,700                *
Tudor Arbitrage Partners L.P.                      25,200                *
Raptor Global Fund L.P.                            92,100                *
Whittier Ventures LLC                              50,000                *
James J. Apostolakis                               40,000               2.1%
Ourson Partners, L.P.                              25,000                *
Parallax Partners, L.P.                            25,000                *
Strome Hedgecap Limited                            25,000                *
Strome, Suskind Hedgecap Fund, L.P.                75,000               2.1%
Lancer Partners L.P.                               20,000                *
Lancer Offshore Inc.                               10,000                *
Allen & Company Incorporated                       56,900                *
John W. Bendall, Jr.                               11,000                *
                                                ---------
   Total                                        1,425,900
                                                =========

*  Less than 1 percent

                            DESCRIPTION OF SECURITIES

GENERAL

         The Company is authorized to issue 40,000,000 shares of common stock, par value $.01 per share, ("Common Stock") and 1,000,000 shares of preferred stock, par value $.01 per share, of which 151,000 shares have been designated Series A Preferred Stock and 150,000 shares have been designated Series B Preferred Stock. As of March 31, 1996, 27,726,873 shares of Common Stock, 1,323 shares of Series A Preferred Stock and 1,750 shares of Series B Preferred Stock were outstanding, and there were 575, 6 and 4 holders of record of Common Stock, Series A and Series B Preferred Stock, respectively. The Company has been informed that there are approximately 6,000 beneficial owners of its Common Stock.

COMMON STOCK

         With the exception of certain circumstances, holders of the Series A and Series B Preferred Stock and Common Stock vote together as a single class on all matters upon which stockholders are entitled to vote. The holders of Common Stock are entitled to one vote for each share of such stock held of record by them and may not accumulate votes. This means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so; and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to prior rights of preferred stockholders, and in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities and after payment of any preferential amounts to which holders of preferred stock are entitled. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

         DIVIDENDS

         The Company has never paid a cash dividend on its Common Stock and does not anticipate the payment of cash dividends in the foreseeable future. The Company intends to retain any earnings for use in the development and expansion of its business.

         FUTURE SALES OF COMMON STOCK

         Approximately 4,175,404 shares of Common Stock outstanding are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold only in compliance with such Rule, pursuant to registration under the Act or pursuant to exemption therefrom. Generally, under Rule 144, each person holding restricted securities for a period of two years may, every three months after such two-year holding period, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four weeks prior to the proposed sale. This limitation on the amount of shares which may be sold under the Rule does not apply to restricted securities sold for the account of a person who is not and has not been an affiliate of the Company during the three months prior to the proposed sale and who has beneficially owned the securities for at least three years. In addition, the shares of Common Stock underlying the shares of Series A and Series B Preferred Stock have been registered under the Securities Act and, accordingly, when issued, will not be restricted securities. Sales of substantial amounts of

Common Stock in the public market under Rule 144, pursuant to registration statements, or otherwise, could adversely affect prevailing market prices of the Common Stock.

WARRANTS

         The statements under this caption are summaries that do not purport to be complete. They are qualified by reference to the Warrant Instruments, which have been filed with the Securities and Exchange Commission.

         As of March 31, 1996, the Company had warrants outstanding for the purchase of up to 483,281 shares of Common Stock at prices ranging from $4.00 to $10.78 per share. These warrants are exercisable through 2001. The exercise price of the warrants and the number of shares of Common Stock issuable upon the exercise of the warrants are subject to adjustment in certain circumstances. Warrants may be exercised at any time during their exercise periods by surrendering to the Company the certificate evidencing such warrants, with the form to exercise all or a portion of such Warrants duly filled in and signed, together with payment of the exercise price.

PREFERRED STOCK

         The Board of Directors is authorized to issue shares of preferred stock and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, to establish and designate series and to fix the number of shares and the relative rights, conversion rights, voting rights, terms of redemption and liquidation preferences. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights. In addition, if the Board of Directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, preferred stock could have preferences with respect to dividend and liquidation rights.

         The Company issued 151,000 shares of Series A Preferred Stock in connection with its private placement completed in November 1989 and 150,000 shares of Series B Preferred Stock in connection with its private placement completed in August 1991. The following description of the rights, preferences and privileges of the Series A and Series B Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificates of Designation to the Company's Certificate of Incorporation, which sets forth the terms and provisions of the Series A and Series B Preferred Stock, copies of which have been previously filed with the Securities and Exchange Commission.

         DIVIDENDS

         The Series A Preferred Stock pays cumulative dividends at a rate of 8% per annum payable quarterly. As of December 31, 1995, dividends of $98,079 have been earned but have not been declared and are included in other long-term liabilities in the accompanying consolidated balance sheet. Upon conversion of any shares of Series A Preferred Stock, the Company is obligated to issue additional shares of Common Stock having a market value equal to accrued but unpaid dividends on the Series A Preferred Stock at the time of conversion. The issuance of any such shares of Common Stock is subject to applicable provisions of the Delaware General Corporation Law.

         The Company does not presently intend to declare dividends with respect to the Series B Preferred Stock. In the event the Board of Directors elects to declare any cash dividends on the Common Stock, the Board must also declare a cash dividend on the Series B Preferred Stock in an amount equal to the common equivalent per share dividend declared on the Common Stock. Dividends will be cumulative from the payment date of any such declaration, whether or not there are funds of the Company legally available for the payment of such dividends. Accumulations of dividends on shares of Series B Preferred Stock shall not bear interest. See "Dividend Policy."

         CONVERSION RIGHTS

         Holders of Series A and Series B Preferred Stock are entitled to convert their shares of Preferred Stock into shares of Common Stock at any time. As of March 31, 1996, each share of Series A Preferred Stock is convertible into
12.36 shares of Common Stock and each share of Series B Preferred Stock is convertible into 20.57 shares of Common Stock.

         The Conversion Rates are subject to adjustment in certain circumstances. If the Company declares a dividend on its Common Stock payable in Common Stock or payable in securities convertible into Common Stock, or if the Company subdivides, combines, or reclassifies its outstanding shares of Common Stock, then the Conversion Rates will be adjusted such that each holder of Series A or Series B Preferred Stock will be entitled to receive on conversion of his shares that number of shares of Common Stock he would have held after the dividend, subdivision, combination, or reclassification if he had converted his shares of Series A and Series B Preferred Stock immediately prior to the record date or effective date thereof, and, in the case of a dividend payable in securities convertible into Common Stock, after he had converted all such securities into Common Stock.

         The Series B Preferred Stock will be automatically converted into Common Stock upon the first to occur of the following events: (i) the completion of at least a $10 million public offering with an offering price of at least $10 per share or (ii) the date on which the closing price of the Common Stock on a national exchange is at least $10.00 per share for a minimum of 20 consecutive trading days where the average daily volume during such period is at least 30,000 shares.

         REDEMPTION RIGHT

         The Company has the right to redeem all or part of the shares of Series A Preferred Stock at redemption prices ranging from $102.40 per share of Series A Preferred Stock in 1996 to $100 in 1999, plus accrued and unpaid dividends, if any.

         VOTING RIGHTS

         Holders of Series A and Series B Preferred Stock are each entitled to one vote for each share of Common Stock into which the shares of Series A and Series B Preferred Stock are convertible. With the exception of certain circumstances, holders of Series A and Series B Preferred Stock and Common Stock vote together as a single class on all matters upon which stockholders are entitled to vote. Holders of Series A Preferred Stock also have the right, voting as a separate class, to approve any creation of a series of stock senior to the Series A Preferred Stock as to dividends or liquidation. In the event the Company fails to pay dividends that have been declared on the Series A Preferred Stock for four consecutive quarters, the holders of Series A Preferred Stock, voting as a separate class, have the right to elect one member of the Board of Directors. Holders of Series B Preferred Stock have the right, voting as a separate class, to approve the creation of any series of stock senior to the Series B Preferred Stock as to liquidation.

         LIQUIDATION RIGHTS

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series A and Series B Preferred Stock will be entitled to receive out of assets of the Company available for distribution to its stockholders, before any distribution is made to holders of its Common Stock, liquidating distributions in an amount equal to $100 per share. In addition, holders of Series A Preferred Stock will be entitled to receive all accrued but unpaid dividends. After payment of the full amount of the liquidating distributions to the holders of the Series A and Series B Preferred Stock, holders of the Company's Common Stock will be entitled to any further distribution of the Company's assets. If the assets of the Company are insufficient to pay the full amounts of the liquidating distributions on the Series A and Series B Preferred Stock, then all available assets of the Company will be distributed ratably to the holders of the Series A and Series B Preferred Stock.

TRANSFER AGENT

         The transfer agent for the Company's Common Stock and Series A and Series B Preferred Stock is First Union National Bank, 230 S. Tryon Street, Charlotte, NC 28288-1154.

REPORTS TO STOCKHOLDERS

         The Company furnishes its stockholders with annual reports containing audited financial statements and other periodic reports as the Company determines to be appropriate or as may be required by law.


                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Delaware law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnified party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation with respect to any criminal action or proceeding and the indemnified party did not have reasonable cause to believe his conduct was unlawful.

         Delaware law also provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, against any expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

         Additionally, Delaware law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

         Article EIGHTH of the Registrant's Restated and Amended Certificate of Incorporation and Section 1 of Article VI of the Registrant's By-Laws give a director or officer the right to be indemnified by the Registrant to the fullest extent permitted under Delaware law.

         Article TENTH of the Registrant's Restated and Amended Certificate of Incorporation provides that no director shall be personally liable to the Registrant or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware, or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Registrant or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. The provisions of such article do not limit or eliminate the liability of any director for any act or omission occurring prior to the effective time of such article.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for the Company by Weil, Gotshal & Manges, New York, New York 10153.

                                     EXPERTS

         The financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                  COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Certified Public Accountants                          F-2

Consolidated Balance Sheets
  As of December 31, 1995 and 1994                                          F-3


Consolidated Statements of Operations
  for the Three Years Ended December 31, 1995                               F-5


Consolidated Statements of Stockholders' Equity (Deficit)
  for the Three Years Ended December 31, 1995                               F-6


Consolidated Statements of Cash Flows
  for the Three Years Ended December 31, 1995                               F-8


Notes to Consolidated Financial Statements                                  F-11

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Columbia Laboratories, Inc.:

We have audited the accompanying consolidated balance sheets of Columbia Laboratories, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Columbia Laboratories, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Miami, Florida,
   February 2, 1996.

                  COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1995 AND 1994

                                     ASSETS

                                                           1995           1994
                                                        ----------    ----------
CURRENT ASSETS:
  Cash and cash equivalents                             $1,628,952    $  689,749
  Accounts receivable, net of allowance
    for doubtful accounts of $105,437
    and $98,370 in 1995 and 1994, respectively           1,266,964       904,277
  Inventories                                              953,913     1,117,243
  Prepaid expense                                          213,723       125,832
                                                        ----------    ----------
    Total current assets                                 4,063,552     2,837,101
                                                        ----------    ----------

PROPERTY AND EQUIPMENT:
  Leasehold improvements                                    74,303        15,162
  Machinery and equipment                                1,571,246     1,394,788
  Furniture and fixtures                                   131,670        70,597
                                                        ----------    ----------
                                                         1,777,219     1,480,547
  Less-Accumulated depreciation
    and amortization                                       855,126       564,924
                                                        ----------    ----------
                                                           922,093       915,623
                                                        ----------    ----------

INTANGIBLE ASSETS, net                                   1,563,817     1,786,037

OTHER ASSETS                                             1,137,208     1,268,803
                                                        ----------    ----------
                                                        $7,686,670    $6,807,564
                                                        ==========    ==========

                                   (Continued)

                  COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1995 AND 1994

                                   (Continued)

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                               1995            1994
                                                                           ------------    ------------
CURRENT LIABILITIES:
  Current portion of long-term debt                                        $    156,751    $       --
  Accounts payable                                                            3,423,339       3,707,966
  Accrued expenses                                                              956,647       1,059,960
  Deferred revenue                                                            1,081,522       1,540,549
  Estimated liability for returns and allowances                                413,899         387,075
                                                                           ------------    ------------
      Total current liabilities                                               6,032,158       6,695,550
                                                                           ------------    ------------

LONG-TERM DEBT, net of current portion                                             --         6,217,649

OTHER LONG-TERM LIABILITIES                                                      98,079          86,743

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.01 par value; 1,000,000 shares authorized;
     Series A Convertible Preferred Stock,
      1,323 and 1,515 shares issued and
      outstanding  in 1995 and 1994,  respectively
      (liquidation preference of $132,300 at  December 31, 1995)                     13              15
     Series B Convertible Preferred Stock,
      1,750 and 2,000 shares issued and
      outstanding  in 1995 and 1994,  respectively
      (liquidation preference of $175,000 at  December 31, 1995)                     18              20
  Common stock, $.01 par value; 40,000,000
    shares authorized; 25,982,373 and 23,778,897
    shares issued and outstanding in 1995 and 1994, respectively                259,824         237,789
  Capital in excess of par value                                             73,067,014      64,206,507
  Accumulated deficit                                                       (71,812,828)    (70,853,356)
  Cumulative translation adjustment                                              42,392         216,647
                                                                           ------------    ------------
    Total stockholders' equity (deficit)                                      1,556,433      (6,192,378)
                                                                           ------------    ------------
                                                                           $  7,686,670    $  6,807,564
                                                                           ============    ============

           The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                  COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1995

                                        1995           1994            1993
                                   ------------    ------------    ------------
NET SALES                          $  9,904,633    $  8,769,064    $  8,150,227

COST OF GOODS SOLD                    5,430,458       5,539,424       5,077,816
                                   ------------    ------------    ------------
    Gross profit                      4,474,175       3,229,640       3,072,411
                                   ------------    ------------    ------------

OPERATING EXPENSES:
  Selling and distribution            2,897,312       2,036,353       2,571,164
  General and administrative          2,870,416       2,799,863       3,491,201
  Research and development            7,812,488       8,976,047       5,290,912
  Lease termination cost                   --              --           238,282
                                   ------------    ------------    ------------
    Total operating expenses         13,580,216      13,812,263      11,591,559
                                   ------------    ------------    ------------

    Loss from operations             (9,106,041)    (10,582,623)     (8,519,148)
                                   ------------    ------------    ------------

OTHER INCOME (EXPENSE):
  License fees                        8,054,883         174,741         561,297
  Interest income                       135,799          61,030          89,540
  Interest expense                     (178,592)     (2,479,610)       (431,983)
  Purchase of option                       --              --        (2,000,000)
  Other, net                            134,479        (167,427)       (152,689)
                                   ------------    ------------    ------------
                                      8,146,569      (2,411,266)     (1,933,835)
                                   ------------    ------------    ------------

    Net loss                       $   (959,472)   $(12,993,889)   $(10,452,983)
                                   ============    ============    ============


NET LOSS PER COMMON SHARE          $      (0.04)   $      (0.58)   $      (0.49)
                                   ============    ============    ============

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING          25,487,000      22,530,000      21,380,000
                                   ============    ============    ============

           The accompanying notes to consolidated financial statements are an integral part of these statements.

                  COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1995

                                       SERIES A                  SERIES B
                                    PREFERRED STOCK           PREFERRED STOCK             COMMON STOCK
                                ------------------------  ------------------------  -------------------------
                                 NUMBER OF                  NUMBER OF                 NUMBER OF
                                   SHARES      AMOUNT        SHARES      AMOUNT         SHARES      AMOUNT
                                -----------  -----------  ----------- ------------  ------------ ------------
BALANCE, January 1, 1993             2,190          $22       12,750         $127    17,305,419     $173,054
Issuance of common stock            -            -            -            -          3,992,002       39,920
Options exercised                   -            -            -            -            531,568        5,316
Warrants exercised                  -            -            -            -            220,668        2,207
Issuance of warrants                -            -            -            -             -            -
Conversion of preferred stock         (275)          (3)      (5,000)         (50)      106,249        1,062
Accumulated dividends on
  preferred stock                   -            -            -            -             -            -
Translation adjustment              -            -            -            -             -            -
Net loss                            -            -            -            -             -            -
                                -----------  -----------  ----------- ------------  ------------ ------------
BALANCE, December 31, 1993           1,915           19        7,750           77    22,155,906      221,559
Issuance of common stock            -            -            -            -            126,061        1,261
Options exercised                   -            -            -            -             20,000          200
Warrants exercised                  -            -            -            -          1,060,000       10,600
Conversion of debt                  -            -            -            -            293,710        2,937
Conversion of preferred stock        (400)          (4)      (5,750)         (57)       123,220        1,232
Accumulated dividends on
  preferred stock                   -            -            -            -             -            -
Translation adjustment              -            -            -            -             -            -
Net loss                            -            -            -            -             -            -
                                -----------  -----------  ----------- ------------  ------------ ------------
BALANCE, December 31, 1994           1,515           15        2,000           20    23,778,897      237,789

                                 CAPITAL IN                CUMULATIVE
                                 EXCESS OF    ACCUMULATED  TRANSLATION
                                 PAR VALUE     DEFICIT     ADJUSTMENT      TOTAL
                                -----------  ------------  -----------  -------------
BALANCE, January 1, 1993        $39,615,396  $(47,406,484)    $626,799  $ (6,991,086)
Issuance of common stock         16,644,494       -             -         16,684,414
Options exercised                   474,689       -             -            480,005
Warrants exercised                  296,727       -             -            298,934
Issuance of warrants              1,912,500       -             -          1,912,500
Conversion of preferred stock        (1,009)      -             -           -
Accumulated dividends on
  preferred stock                   (16,307)      -             -            (16,307)
Translation adjustment              -             -           (440,589)     (440,589)
Net loss                            -        (10,452,983)       -        (10,452,983)
                                -----------  -----------    ----------   -----------
BALANCE, December 31, 1993       58,926,490  (57,859,467)      186,210     1,474,888
Issuance of common stock            525,739       -             -            527,000
Options exercised                    28,600       -             -             28,800
Warrants exercised                3,714,400       -             -          3,725,000
Conversion of debt                1,025,048       -             -          1,027,985
Conversion of preferred stock        (1,171)      -             -           -
Accumulated dividends on
  preferred stock                   (12,599)      -             -            (12,599)
Translation adjustment              -             -             30,437        30,437
Net loss                            -        (12,993,889)       -        (12,993,889)
                                -----------  -----------    ----------   -----------
BALANCE, December 31, 1994       64,206,507  (70,853,356)      216,647    (6,192,378)

                                   (Continued)

                  COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1995
                                   (Continued)

                                       SERIES A                  SERIES B
                                    PREFERRED STOCK           PREFERRED STOCK             COMMON STOCK
                                ------------------------  ------------------------  -------------------------    CAPITAL IN
                                 NUMBER OF                 NUMBER OF                  NUMBER OF                   EXCESS OF
                                  SHARES       AMOUNT        SHARES      AMOUNT        SHARES       AMOUNT        PAR VALUE
                                -----------  -----------  ----------- ------------  ------------ ------------  --------------
BALANCE, January 1, 1995             1,515          $15        2,000          $20    23,778,897     $237,789     $64,206,507
Issuance of common stock            -            -            -            -            112,611        1,127         639,519
Options exercised                   -            -            -            -            161,000        1,610         757,828
Warrants exercised                  -            -            -            -            227,118        2,271       1,152,110
Conversion of debt                  -            -            -            -          1,695,232       16,952       6,322,457
Conversion of preferred stock         (192)          (2)        (250)          (2)        7,515           75             (71)
Accumulated dividends on
  preferred stock                   -            -            -            -             -            -              (11,336)
Translation adjustment              -            -            -            -             -            -              -
Net loss                            -            -            -            -             -            -              -
                                -----------  -----------  ----------- ------------  ------------ ------------  --------------
BALANCE, December 31, 1995           1,323          $13        1,750          $18    25,982,373     $259,824     $73,067,014
                                ===========  ===========  =========== ============  ============ ============  ==============

                                                     CUMULATIVE
                                 ACCUMULATED         TRANSLATION
                                   DEFICIT           ADJUSTMENT         TOTAL
                                -------------     --------------    ------------
BALANCE, January 1, 1995         $(70,853,356)    $      216,647     $(6,192,378)
Issuance of common stock             -                    -              640,646
Options exercised                    -                    -              759,438
Warrants exercised                   -                    -            1,154,381
Conversion of debt                   -                    -            6,339,409
Conversion of preferred stock        -                    -              -
Accumulated dividends on
  preferred stock                    -                    -              (11,336)
Translation adjustment               -                  (174,255)       (174,255)
Net loss                             (959,472)            -             (959,472)
BALANCE, December 31, 1995      -------------     --------------     -----------
                                 $(71,812,828)           $42,392      $1,556,433
                                =============     ==============     ===========

           The accompanying notes to consolidated financial statements are an integral part of these statements.


                   COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1995

                                                           1995           1994            1993
                                                      -------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                            $   (959,472)   $(12,993,889)   $(10,452,983)
  Adjustments to reconcile net loss to net
    cash used in operating activities-
      Depreciation and amortization                        520,066         440,496         496,984
      Provision for (recovery of) doubtful accounts          7,067          (3,030)          4,734
      Provision for returns and allowances                  37,445         168,215         233,969
      Lease termination cost                                  --              --           112,007
      Write-down of property and equipment                    --              --           216,133
      Write-down of inventories                            251,043         888,277         451,460
      Interest expense                                     (19,035)      1,738,635         173,865

  Changes in assets and liabilities-
    (Increase) decrease in:
      Accounts receivable                                 (429,570)         43,773        (469,726)
      Inventories                                          (87,713)        868,688         (31,914)
      Prepaid expenses                                     (54,454)         78,365         (87,374)
      Other assets                                         (74,615)         20,548        (510,804)

    Increase (decrease) in:
      Accounts payable                                     239,589       1,171,080      (1,617,947)
      Accrued expenses                                     215,748        (616,010)      1,579,201
      Deferred revenue                                    (157,410)       (387,993)       (144,738)
      Estimated liability for returns and
        allowances                                         (10,621)        (92,287)       (344,203)
                                                      ------------    ------------    ------------
        Net cash used in operating activities             (521,932)     (8,675,132)    (10,391,336)
                                                      ------------    ------------    ------------

                                   (Continued)

                  COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1995

                                   (Continued)

                                                       1995            1994            1993
                                                   -------------   -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment               $   (309,091)   $   (275,210)   $   (118,023)
  Proceeds from sale of investment                         --              --            25,817
                                                   ------------    ------------    ------------
    Net cash used in investing activities              (309,091)       (275,210)        (92,206)
                                                   ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                 --              --         7,250,000
  Repayments of notes payable and long-term debt        (91,954)        (37,527)       (192,024)
  Repayment of amounts owed to minority
    shareholders of a subsidiary                           --              --        (2,500,000)
  Proceeds from issuance of common stock                 78,146         500,000       9,448,813
  Proceeds from exercise of options and warrants      1,913,819       3,753,800         778,939
                                                   ------------    ------------    ------------
    Net cash provided by financing activities         1,900,011       4,216,273      14,785,728

EFFECT OF EXCHANGE RATE CHANGES ON CASH                (129,785)        142,989         (62,143)
                                                   ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                      939,203      (4,591,080)      4,240,043

CASH AND CASH EQUIVALENTS,
  beginning of year                                     689,749       5,280,829       1,040,786
                                                   ------------    ------------    ------------
CASH AND CASH EQUIVALENTS,
  end of year                                      $  1,628,952    $    689,749    $  5,280,829
                                                   ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
  Interest paid                                    $    107,132    $    573,338    $     29,857
                                                   ============    ============    ============

                                   (Continued)

                  COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1995

                                   (Continued)

SUPPLEMENTAL SCHEDULE OF NONCASH
 OPERATING AND FINANCING ACTIVITIES:

      During 1995 and 1994, the Company repaid $6,339,409 and $1,027,985, respectively, of long-term debt and accrued interest through the issuance of 1,695,232 and 293,710 shares, respectively, of Common Stock.

     In January 1993, the Company completed a private placement of 2.5 million shares of Common Stock, raising net proceeds of approximately $9.5 million. In addition, the Company repaid the amount owed to the minority shareholders of a subsidiary through the payment of $2.5 million in cash and the issuance of 867,579 shares of Common Stock. The Company also repaid $1.6 million of long-term debt through the payment of $100,000 in cash and the issuance of 375,000 shares of Common Stock.

     During 1993, the Company issued 239,238 shares of Common Stock in payment of lease termination costs which totaled $1.2 million. In addition, during 1994 and 1993, the Company issued 5,008 and 10,300 shares of Common Stock, respectively, in payment of consulting fees, which totaled $27,000 and $54,000, respectively. During 1995, the Company issued 95,000 shares of Common Stock in payment of legal fees aggregating $562,500.

           The accompanying notes to consolidated financial statements are an integral part of these statements.

                  COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION-

Columbia Laboratories, Inc. (the "Company") was incorporated as a Delaware corporation in December 1986. The Company's objective is to develop on a worldwide basis a portfolio of women's prescription and over-the-counter products, including those which help prevent sexually transmitted diseases. The Company's products primarily utilize the Company's patented bioadhesive delivery technology.

    PRINCIPLES OF CONSOLIDATION-

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    ACCOUNTING ESTIMATES-

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    ADJUSTMENT OF PRIOR YEARS' FINANCIAL STATEMENTS-

In December 1993, the Company entered into an Option and License Agreement pursuant to which it was granted an option to obtain an exclusive license to the North and South American rights to a potential AIDS treatment. The option cost $2 million, which in accordance with Statement of Financial Accounting Standard ("SFAS") No. 2, should have been expensed when acquired in 1993. As a result, the Company has restated its net loss for 1993 and 1994.

The effect of the restatement is to increase 1993 net loss by $2 million or $(.09) per share and decrease 1994 net loss $400,000 or $.01 per share.

    FOREIGN CURRENCY-

The assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars at current exchange rates and revenue and expense items are translated at average rates of exchange prevailing during the period. Resulting translation adjustments are accumulated as a separate component of stockholders' equity (deficit).

    INVENTORIES-

Inventories are stated at the lower of cost (first-in, first-out) or market. Components of inventory cost include materials, labor and manufacturing overhead. Inventories consist of the following:

                                                          DECEMBER 31,
                                                 -------------------------------
                                                    1995                 1994
                                                 ----------           ----------
Finished goods                                   $  831,794           $  260,666
Raw materials                                       122,119              856,577
                                                 ----------           ----------
                                                 $  953,913           $1,117,243
                                                 ==========           ==========

    PROPERTY AND EQUIPMENT-

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets, as follows:

                                                         YEARS
                                                        ------
              Machinery and equipment                   5 - 10
              Furniture and fixtures                         5

Costs of major additions and improvements are capitalized and expenditures for maintenance and repairs which do not extend the life of the assets are expensed. Upon sale or disposition of property and equipment, the cost and related accumulated depreciation are eliminated from the accounts and any resultant gain or loss is credited or charged to income.

    INTANGIBLE ASSETS-

Intangible assets consist of the following:

                                                           DECEMBER 31,
                                                 ------------------------------
                                                     1995               1994
                                                 -----------        -----------
Patents                                          $ 2,600,000        $ 2,600,000
Trademarks                                           341,000            341,000
                                                 -----------        -----------
                                                   2,941,000          2,941,000
Less accumulated amortization                     (1,377,183)        (1,154,963)
                                                 -----------        -----------
                                                 $ 1,563,817        $ 1,786,037
                                                 ===========        ===========

Patents are being amortized on a straight-line basis over their remaining lives (through 2003). Trademarks are being amortized on a straight-line basis over ten years.

Following the acquisition of any intangible assets, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of the intangible asset may warrant revision or that the remaining balance of the intangible asset may not be recoverable. When factors indicate that a trademark or patent may be impaired, the Company uses an estimate of the underlying product's undiscounted net income, including amounts to be received over the remaining life of the intangible asset from license fees, royalty income, and related deferred revenues, in measuring whether the intangible asset is recoverable. Unrecoverable amounts are charged to operations.

    INCOME TAXES-

As of December 31, 1995, the Company has U.S. tax net operating loss carryforwards of approximately $39 million which expire through 2010. The Company also has unused tax credits of approximately $782,000 which expire at various dates through 2005. Utilization of net operating loss carryforwards may be limited in any year due to limitations in the Internal Revenue Code.

In February 1992, the Financial Accounting Standards Board issued a new standard on accounting for income taxes ("SFAS No. 109"). The Company adopted the new accounting and disclosure rules as of January 1, 1993. Implementation of SFAS No. 109 had no effect on the Company's reported financial position and net loss. As of December 31, 1995 and 1994, other assets in the accompanying consolidated balance sheets include deferred tax assets of approximately $14 million (comprised primarily of a net operating loss carryforward) which have been fully reserved for as their ultimate realizability is not assured.

    REVENUE RECOGNITION-

Sales are recorded as products are shipped and services are rendered. Royalties and additional monies owed to the Company based on the strategic alliance partners selling prices are recorded as revenue as sales are made by the strategic alliance partners.

    LICENSE FEES-

License fees, net of related expenses, are recognized as other income when the Company has no further obligations with respect to the payments and thus the earnings process is complete.

    RESEARCH AND DEVELOPMENT COSTS-

Company sponsored research and development costs related to future products are expensed as incurred. Costs related to research and development contracts are charged to cost of sales upon recognition of the related revenue.

    LEASE TERMINATION COST-

Lease termination cost represents expenses incurred in relocating the Company's corporate headquarters to a smaller premise and in closing the Company's laboratory facility in Madison, Wisconsin. Of this amount, $1.2 million was paid through the issuance of 239,238 shares of the Company's $.01 par value Common Stock ("Common Stock").

    LOSS PER SHARE-

Loss per share is computed by dividing the net loss plus preferred dividends by the weighted average number of shares of common stock outstanding during the period. Shares to be issued upon the exercise of the outstanding options and warrants or the conversion of the preferred stock are not included in the computation of loss per share as their effect is antidilutive.

    STATEMENTS OF CASH FLOWS-

For purposes of the statements of cash flows, the Company considers all investments purchased with a maturity of three months or less to be cash equivalents.

(2) STRATEGIC ALLIANCE AGREEMENTS:

The Company has entered into strategic alliance agreements for the marketing and distribution of Replens with: (i) Warner-Lambert Company under which Warner-Lambert Company markets Replens in the United States; (ii) a subsidiary of Johnson and Johnson under which that subsidiary markets Replens in Italy;
(iii) Roussel-UCLAF under which Roussel markets Replens in France, certain French overseas territories and Greece; (iv) Nippon Sanofi K.K. (formerly Sterling-Winthrop, Inc.) under which Sanofi markets Replens in South America, Central America and Australia and will market Replens in Portugal; (v) Teva Pharmaceutical under which Teva will market Replens in Israel; (vi) Logos Pharmaceuticals (Pty) Limited under which Logos markets Replens in South Africa and the sixteen countries of sub-Saharan Africa; (vii) LASA SA under which LASA SA markets Replens in Spain; (viii) Unipath Ltd. under which Unipath markets Replens and Feminesse\trademark\ in the United Kingdom; (ix) Roberts Pharmaceutical Corporation under which Roberts markets Replens in Canada; (x) Vifor SA under which Vifor will market Replens in Switzerland and Liechtenstein and (xi) Hermes H/F under which Hermes markets Replens in Iceland. Pursuant to these agreements, the Company has received advance payments, of which $1,081,522 and $1,540,549, respectively, are reflected as deferred revenue in the accompanying December 31, 1995 and 1994 consolidated balance sheets, respectively. These advance payments will be recognized as products are shipped to the applicable strategic alliance partners or as sales are made by the strategic alliance partners.

During 1993, the Logos agreement was amended such that Logos will also be the exclusive distributor of the Company's progesterone product in South Africa and the sixteen countries of sub-Saharan Africa. As part of the agreement, the Company received upfront licensing fees as well as ongoing revenue from manufacturing and product sales.

In September 1994, the Company entered into a license and distribution agreement with Lake Pharmaceutical, Inc. under which Lake markets Advantage 24 in the United States.

In May 1995, the Company entered into a worldwide, except for South Africa, license and supply agreement with American Home Products ("AHP") under which the Wyeth-Ayerst division of AHP will market Crinone. Under the terms of the agreement, during 1995, the Company received $8 million in milestone payments. An additional $1.5 million milestone payment was received in January 1996. The Company will continue to receive additional milestone payments and a significant percentage of sales.

(3) LONG-TERM DEBT:

Long-term debt consists of the following:

                                                          DECEMBER 31,
                                                --------------------------------
                                                    1995                 1994
                                                -----------          -----------
10% notes payable                               $   156,751          $ 6,217,649

Less - Payments
 due within one year                               (156,751)                --
                                                -----------          -----------
                                                $      --            $ 6,217,649
                                                ===========          ===========

During 1993, the Company issued $7.25 million of unsecured 10% notes payable due on June 30, 1996 ("1993 Notes"). Pursuant to the terms of the 1993 Notes, if the Company or any of its subsidiaries receives upfront license fees for the marketing and distribution of the Company's prescription progesterone product, the Company will use one-third of the net proceeds of such upfront fees to make "pro-rata" prepayments of the notes payable. In connection with the 1993 Notes, the Company issued warrants to purchase 1,212,500 shares of Common Stock at an exercise price of $4.00 per share, which was less than the market value of the Common Stock on the date of grant. The difference, aggregating $1,912,500, was being recorded as additional interest expense over the term of the 1993 Notes. The warrants are exercisable through June 30, 1998.

During 1994, the exercise price of certain of the warrants was reduced from $4.00 per share to $3.50 per share, conditioned on the immediate exercise of the warrants. As additional consideration for the immediate exercise of the warrants, the holders were granted the right at any time to convert the outstanding principal amount of the 1993 debt and accrued interest thereon, into shares of Common Stock at an exchange rate equal to a 25% discount to the then current market price, based on the average closing price of the Common Stock for the fifteen days prior to the conversion date, but in no event at a price less than $3.50 per share. As consideration for the repricing of the warrants, the note holders waived their right to receive one-third of the net proceeds of any upfront licensing fees. As a result, warrants to purchase 1,050,000 shares of Common Stock were exercised resulting in net proceeds of $3,675,000 to the Company.

During 1995 and 1994, the Company repaid $6,339,409 and $1,027,985, respectively, of long-term debt and accrued interest through the issuance of 1,695,232 and 293,710 shares, respectively, of Common Stock. As a result of the exercise of the warrants and the repayment of the debt, during 1994, debt discount aggregating $1,738,635 was recorded as additional interest expense.

(4) STOCKHOLDERS' EQUITY (DEFICIT):

     PREFERRED STOCK-

In November 1989, the Company completed a private placement of 151,000 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock"). The Series A Preferred Stock pays cumulative dividends at a rate of 8% per annum payable quarterly and each share is convertible into 12.36 shares of Common Stock. As of December 31, 1995 and 1994, dividends of $98,079 and $86,743, respectively, have been earned but have not been declared and are included in other long-term liabilities in the accompanying consolidated balance sheets.

In August 1991, the Company completed a private placement of 150,000 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock"). Each share of Series B Preferred Stock is convertible into 20.57 shares of Common Stock.

Upon liquidation of the Company, the holders of the Series A and Series B Preferred Stock are entitled to $100 per share. In addition, the holders of Series A Preferred Stock are entitled to accumulated unpaid dividends. The Series A Preferred Stock shares are redeemable for cash, at the option of the Company, at specified redemption prices. The Series B Preferred Stock will be automatically converted into Common Stock upon the occurrence of certain events. Holders of the Series A and Series B Preferred Stock are entitled to one vote for each share of Common Stock into which the preferred stock is convertible.

     WARRANTS-

As of December 31, 1995, the Company had warrants outstanding for the purchase of 677,881 shares of Common Stock. Information on outstanding warrants is as follows:

EXERCISE
PRICE
- --------
     $4.00                                               125,000
      4.375                                              150,000
      4.81                                                50,000
      4.875                                               57,500
      5.00                                                14,000
      5.25                                                 7,000
      5.31                                               200,000
      5.46                                                60,381
      5.625                                                7,000
      5.875                                                7,000
                                                         -------
                                                         677,881
                                                         =======

All of the warrants, except 30,000 of the $4.875 warrants, were exercisable on December 31, 1995.

 STOCK OPTION PLAN-

All employees, officers, directors and consultants of the Company or any subsidiary are eligible to participate in the Columbia Laboratories, Inc. 1988 Stock Option Plan, as amended (the "Plan"). Under the Plan, a total of 5,000,000 shares of Common Stock have been authorized for issuance upon exercise of the options. Information on options are as follows:

                                            NUMBER
                                          OF SHARES     PRICE PER SHARE
                                          ---------     ---------------
Outstanding, January 1, 1994              3,340,572      $1.44 - 16.03
     Granted                              1,925,000       4.38 -  6.13
     Exercised                              (20,000)      1.44
     Canceled                            (1,995,252)      4.34 - 14.58
                                         ----------
Outstanding, December 31, 1994            3,250,320       1.44 - 16.03
     Granted                                321,500       7.25
     Exercised                             (161,000)      4.50 - 5.38
     Canceled                              (260,174)      4.88 - 13.63
                                         ----------
Outstanding, December 31, 1995            3,150,646       1.44 - 16.03
                                         ==========      =============

Options exercisable:
     December 31, 1994                    1,074,320      $1.44 - 16.03
                                         ==========      =============
     December 31, 1995                    2,618,146      $1.44 - 16.03
                                         ==========      =============

(5) COMMITMENTS AND CONTINGENCIES:

    LEASES-

The Company leases office space, apartments and office equipment under noncancelable operating leases. Lease expense for each of the three years ended December 31, 1995, 1994 and 1993 totaled $365,995, $461,489 and $308,625, respectively. Future minimum lease payments as of December 31, 1995 are as follows:

                 1996                             $  532,279
                 1997                                491,117
                 1998                                354,963
                 1999                                 95,579
                 2000                                 86,010
                 Thereafter                          432,732
                                                  ----------
                                                  $1,992,680
                                                  ==========

     ROYALTIES-

In 1989, the Company purchased the assets of Bio-Mimetics, Inc. which consisted of the patents underlying the Company's Bioadhesive Delivery System, other patent applications and related technology, for $2,600,000, in the form of 9% convertible debentures which were converted into 500,000 shares of Common Stock during 1991, and $100,000 in cash. In addition, Bio-Mimetics, Inc. receives a royalty equal to two percent of the net sales of products based on the Bioadhesive Delivery System to an aggregate amount of $7,500,000. In addition, beginning in March 1995, the Company agreed to prepay a portion of the remaining royalty obligation if certain conditions are met. The Company may not assign the patents underlying the Bioadhesive Delivery System without the prior written consent of Bio-Mimetics, Inc. until the aggregate royalties have been paid.

In May 1989, the Company signed an exclusive agreement to license the U.S. and Canadian marketing rights for Diasorb\registered trademark\, a unique pediatric antidiarrheal product formerly marketed by Schering-Plough Corporation. Under the terms of the agreement, the Company is obligated to pay a royalty equal to 5% of the net sales of Diasorb.

     EMPLOYMENT AGREEMENTS-

The Company has employment agreements with certain employees, some of whom are also stockholders of the Company. The terms of the employment agreements range from one to five years. Future base compensation to be paid under these agreements as of December 31, 1995 are as follows:

                     1996                             $  903,500
                     1997                                761,833
                     1998                                601,750
                     1999                                500,000
                     2000                                500,000
                                                      ----------
                                                      $3,267,083
                                                      ==========

During 1993, the Company's shareholders approved an Incentive Compensation Plan covering all employees pursuant to which an aggregate of 5% of pretax earnings of the Company for any year will be awarded to designated employees of the Company. As a result of the net losses, no amounts have been awarded to date.

     MANUFACTURING EQUIPMENT-

In 1991, the Company placed orders for approximately $2,700,000 of manufacturing equipment. As of December 31, 1995 and 1994, $945,000 of this equipment was completed and is included in machinery and equipment in the accompanying consolidated balance sheets. Deposits on manufacturing equipment totaling approximately $1 million as of December 31, 1995 and 1994, are included in other assets in the accompanying consolidated balance sheets.

     LEGAL PROCEEDINGS-

Various claims and complaints have been filed or are pending against the Company with respect to various matters. In the opinion of management and counsel, all such matters are adequately reserved for or covered by insurance or, if not so covered, are without any or have little merit or involve such amounts that if disposed of unfavorably would not have a material adverse effect on the Company.

(6) OTHER RELATED-PARTY TRANSACTION:

During 1993, the Company loaned two individuals who are officers, directors and stockholders of the Company an aggregate of $190,350. These notes, which bear interest at 10% per annum, are due on or before December 7, 1996. The notes and the related accrued interest, aggregating $230,354 as of December 31, 1995, are included in accounts receivable in the accompanying 1995 consolidated balance sheet. As of December 31, 1994, the aggregate balance of $211,219 is included in other assets in the accompanying 1994 consolidated balance sheet.

(7) SEGMENT INFORMATION:

The Company and its subsidiaries are engaged in one line of business, the development and sale of pharmaceutical products and cosmetics. One customer accounted for approximately 21%, 27% and 29% of 1995, 1994 and 1993 consolidated net sales, respectively. Another customer accounted for approximately 16%, 14% and 11%, respectively, of 1995, 1994 and 1993 consolidated net sales. The following table shows selected information by geographic area:

                                           NET                     LOSS FROM                IDENTIFIABLE
                                          SALES                   OPERATIONS                   ASSETS
                                          -----                   ----------                ------------
As of and for the year
 ended December 31, 1995-

 United States                        $  8,321,578               $ (2,451,702)              $  2,989,278
 Europe                                  1,583,055                 (6,654,339)                 4,697,392
                                      ------------               ------------               ------------
                                      $  9,904,633               $ (9,106,041)              $  7,686,670
                                      ============               ============               ============

As of and for the year
 ended December 31, 1994-

 United States                        $  7,681,985               $ (2,798,773)              $  3,153,159
 Europe                                  1,087,079                 (7,783,850)                 3,654,405
                                      ------------               ------------               ------------
                                      $  8,769,064               $(10,582,623)              $  6,807,564
                                      ============               ============               ============

As of and for the year
 ended December 31, 1993-

 United States                        $  7,009,867               $ (5,144,088)              $ 10,306,454
 Europe                                  1,140,360                 (3,375,060)                 3,563,597
                                      ------------               ------------               ------------
                                      $  8,150,227               $ (8,519,148)              $ 13,870,051
                                      ============               ============               ============


(8) EVENT SUBSEQUENT TO THE DATE OF THE AUDIT REPORT:

In March 1996, the Company completed a private placement of 1,358,000 shares of Common Stock raising net proceeds of approximately $12 million.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY.


                                TABLE OF CONTENTS

Available Information  ................................................... 2
The Company  ............................................................. 2
Risk Factors  ............................................................ 3
Use of Proceeds  ......................................................... 7
Dilution  ................................................................ 7
Business  ................................................................ 8
Properties  ............................................................. 15
Legal Proceedings                                                         15
Selected Financial Data  .................................................16
Management's Discussion and Analysis of
 Financial Condition and Results of Operations  ..........................16
Price Range of Common Stock  .............................................19
Dividend Policy  .........................................................20
Management  ..............................................................20
Security Ownership of Certain Beneficial Owners and Management  ..........25
Certain Relationships and Related Transactions  ..........................26
Plan of Distribution  ....................................................26
Selling Securityholders  .................................................27
Description of Securities  ...............................................28
Indemnification of Officers                                               31
Legal Matters  ...........................................................32
Experts  .................................................................32
Index to Consolidated Financial Statements  .............................F-1

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fees                                      $ 5,962
Accounting fees and expenses                                 1,000
Legal fees and expenses                                      1,000
Miscellaneous                                                1,538
                                                           -------
Total                                                      $ 9,500
                                                           =======

         The Company is responsible for paying all of these fees.


ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnified party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation with respect to any criminal action or proceeding and the indemnified party did not have reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, against any expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

         Section 145(g) of the General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

         Article EIGHTH of the Registrant's Restated and Amended Certificate of Incorporation and Section 1 of Article VI of the Registrant's By-Laws give a director or officer the right to be indemnified by the Registrant to the fullest extent permitted under Delaware law.

         Article TENTH of the Registrant's Restated and Amended Certificate of Incorporation provides that no director shall be personally liable to the Registrant or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law, or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Registrant or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. The provisions of such article do not limit or eliminate the liability of any director for any act or omission occurring prior to the effective time of such article.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         The following sets forth certain information with respect to all unregistered securities of the Company sold by the Company within the past three years:

         A. In July 1993, the Company issued 250,000 shares of Common Stock to Hollywood Corporate Circle Associates as consideration for the termination of an Office Lease Agreement dated January 18, 1990, of which 10,762 shares were canceled in December 1993, pursuant to the terms of the Lease Termination Agreement.

         The issuance of the 250,000 shares was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchaser" of the shares is an "accredited investor" within the meaning of Rule 501 of the Act and is familiar with or had access to information concerning the operations and financial condition of the Company.

         B. In August, September and October 1993, the Company issued an aggregate of $7,250,000 of notes due June 30, 1996 ("1993 Notes") to the following parties and in the following amounts: Dominion Capital, Inc. ("Dominion"), in which William J. Hopke, a former director of the Company, is Vice President, Treasurer and a director, $1,000,000; Citibank, N.A., $1,500,000; John Hunter, $1,000,000; Flagship Partners, $320,000; Frontier Partners, $500,000; Erica Knowlton Trust, $180,000; Family Partnership, $500,000; Charles Marran, $250,000; Scott Paper Company, $300,000; Riverbank Associates, $200,000; SBSF Biotechnology Fund, $1,000,000 and SBSF Convertible Securities Fund, $500,000. The 1993 Notes bear interest at the rate of 10% per annum. In connection with the issuance of the 1993 Notes, the Company issued warrants ("1993 Warrants") to purchase the following number of shares of Common Stock at an exercise price of $4.00 per share during the period from July 1, 1994 to June 30, 1998: Dominion, 150,000 shares; Citibank, N.A., 225,000;
Hyprom, S.A., 150,000; Flagship Partners, 48,000; Frontier Partners, 75,000; Erica Knowlton Trust, 27,000; Family Partnership, 75,000; Charles Marran, 37,500; Scott Paper Company, 45,000; Riverbank Associates, 30,000; SBSF Biotechnology Fund, 150,000 and SBSF Convertible Securities Fund, 75,000. The exercise prices of the 1993 Warrants and the number of shares of Common Stock issuable upon exercise of the 1991 Warrants are subject to adjustment in certain instances.

         The issuance of the 1993 Notes and the 1993 Warrants was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchasers" of the 1993 Notes and the 1993 Warrants are "accredited investors" within the meaning of Rule 501 of the Act and were familiar with or had access to information concerning the operations and financial condition of the Company.

         C. In October 1993 and March 1994, the Company issued warrants ("1993-1994 Warrants") to purchase the following number of shares of Common Stock at an exercise price of $4.00 per share during the period from July 1, 1994 to June 30, 1998: John Bendell, 37,500 shares and Ruth Maasbach, as nominee, 87,500 shares.

         The 1993-1994 Warrants were issued in connection with investment banking services provided to the Company in connection with the 1993 Notes. Accordingly, the exercise price of the 1993-1994 Warrants are equal to the exercise price of the 1993 Warrants. This transaction was approved by the Company's Board of Directors.

         The issuance of the 1993-1994 Warrants was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchasers" of the 1993-1994 Warrants are "accredited investors" within the meaning of Rule 501 of the Act and were familiar with or had access to information concerning the operations and financial condition of the Company.

         D. In July 1994, the Company issued warrants ("1994 Warrants") to purchase the following number of shares of Common Stock at an exercise price of $4.875 per share during the period from July 19, 1995 to July 19, 1999: John Bendell, 12,500 shares and Leroy Goldfarb, 45,000 shares.

         The 1994 Warrants were issued in recognition of the continued support Messrs. Goldfarb and Bendall provide the Company. The exercise price of the 1994 Warrants is equal to the closing price of the Common Stock on July 18, 1994, the day prior to the date the transaction was approved by the Company's Board of Directors.

         The issuance of the 1994 Warrants was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchasers" of the 1994 Warrants are "accredited investors" within the meaning of Rule 501 of the Act and were familiar with or had access to information concerning the operations and financial condition of the Company.

         E. In September 1994, the Company issued warrants ("1994 Dominion Warrants") to purchase 150,000 shares of Common Stock at an exercise price of $4.375 per share until September 28, 1994, to Dominion Capital, Inc.

         The 1994 Dominion Warrants were issued in recognition of the continued financial consulting support Dominion Capital provides the Company. The exercise price of the 1994 Dominion Warrants is equal to the closing price of the Common Stock on September 27, 1994, the day prior to the date the transaction was approved by the Company's Board of Directors.

         The issuance of the 1994 Dominion Warrants was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchaser" of the 1994 Dominion Warrants is an "accredited investor" within the meaning of Rule 501 of the Act and is familiar with or had access to information concerning the operations and financial condition of the Company.

         F. In October and November 1994, in connection with a private placement ("1994 Private Placement"), the Company issued an aggregate of 121,053 shares of Common Stock to the following subscribers:

                                      NUMBER OF SHARES      AGGREGATE
NAME OF PURCHASER                     OF COMMON STOCK     PURCHASE PRICE
- -----------------                     ----------------    --------------
Nicholas A. Buoniconti                     50,000            $200,000
William J. Bologna                         21,053             100,000
Norman M. Meier                            50,000             200,000
                                          -------            --------
                                          121,053            $500,000
                                          =======            ========

         The sales in connection with the 1994 Private Placement were made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. All of the purchasers in connection with the 1994 Private Placement are "accredited investors" within the meaning of Rule 501 of the Act. All of the foregoing purchasers were familiar with or had access to information concerning the operations and financial condition of the Company.

         G. In October 1994, the Company issued 900,000 shares of Common Stock upon exercise of 900,000 of the 1993 Warrants by the following persons and in the following amounts:

                                               SHARES OF
                                              COMMON STOCK
NAME OF PURCHASER                                ISSUED
- -----------------                             ------------
Citibank, N.A.                                   225,000
Dominion Capital, Inc.                           150,000
Scott Paper Company                               45,000
Riverbank Associates                              30,000
SBSF Biotechnology Fund L.P.                     150,000
SBSF Convertible Securities Fund L.P.             75,000
Flagship Partners, Ltd.                           48,000
Frontier Partnership, L.P.                        75,000
Winthrop Knowlton and Erica Knowlton
  Trustees u/w/o Hugh Knowlton
  FBO Erica Knowlton                              27,000
Family Partnership                                75,000
                                                 -------
                                                 900,000
                                                 =======

         The issuance of the 900,000 shares was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. All of the "purchasers" of the shares are "accredited investors" within the meaning of Rule 501 of the Act. All of the foregoing "purchasers" were familiar with or had access to information concerning the operations and financial condition of the Company.


         H. In October 1994, the Company issued 293,710 shares to John Hunter upon conversion of certain of the 1993 Notes and accrued interest.

         The issuance of the 293,710 shares was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchaser" of the shares is an "accredited investor" within the meaning of Rule 501 of the Act and is familiar with or had access to information concerning the operations and financial condition of the Company.

         I. In May 1995, the Company issued warrants ("Piguet Warrants") to purchase 300,000 shares of Common Stock at an exercise price of $5.3125 per share until May 1998, to Bank Piguet et Cie, S.A.

         The Piguet warrants were issued in settlement of a lawsuit between Bank Piguet and the Company. The exercise price of the Piguet Warrants is equal to the exercise price of the warrant, which had expired, in dispute in the lawsuit. The market value of the Common Stock on May 13, 1995, the date the lawsuit was settled, was $4.9375. The transaction was approved by the Company's Board of Directors.

         The issuance of the Piguet Warrants was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchaser" of the Piguet Warrants is an "accredited investor" within the meaning of Rule 501 of the Act and is familiar with or had access to information concerning the operations and financial condition of the Company.

         J. In March 1996, the Company sold an aggregate of 1,358,,000 shares of Common Stock ("1996 Private Placement") to the purchasers below in the amounts appearing beside their respective names through Allen & Company Incorporated, as Placement Agent.

                                            NUMBER OF SHARES      AGGREGATE
NAME OF PURCHASER                            OF COMMON STOCK    PURCHASE PRICE
- -----------------                           ----------------    --------------
Drake & Co., as nominee                           300,000          $2,850,000
Delaware Group Premium Fund, Inc.--
   Emerging Growth Series                           8,000              76,000
Delaware Group Trend Fund, Inc.                   192,000           1,824,000
Abovelevel & Co., as nominee                       10,000              95,000
Shipmaster & Co., as nominee                      100,000             950,000
Umbtro & Co., as nominee                           25,000             237,500
John Colton, IRA account                            5,500              52,250
G & O Partners, L.P.                               60,000             570,000
Essex Special Growth Opportunities
   Fund, L.P.                                      32,000             304,000
Richard W. Gray                                     5,500              52,250

Tudor BVI Futures Ltd.                            168,000           1,596,000
Raptor Global Fund L.P.                            64,700             614,650
Tudor Arbitrage Partners L.P.                      25,200             239,400
Raptor Global Fund L.P.                            92,100             874,950
Whittier Ventures LLC                              50,000             475,000
James J. Apostolakis                               40,000             380,000
Ourson Partners, L.P.                              25,000             237,500
Parallax Partners, L.P.                            25,000             237,500
Strome Hedgecap Limited                            25,000             237,500
Strome, Suskind Hedgecap Fund, L.P.                75,000             712,500
Lancer Partners L.P.                               20,000             190,000
Lancer Offshore Inc.                               10,000              95,000
                                                ---------         -----------
                                                1,358,000         $12,901,000
                                                =========         ===========

         The sales in connection with the 1996 Private Placement were made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. All of the purchasers in connection with the 1996 Private Placement are "accredited investors" within the meaning of Rule 501 of the Act. All of the foregoing purchasers were familiar with or had access to information concerning the operations and financial condition of the Company.

         K. In March 1996, the Company issued warrants ("1996 Warrants") to purchase the following number of shares of Common Stock at an exercise price of $10.775 per share until March 12, 2001 to Allen & Company Incorporated, 56,900 and: John Bendell, 11,000 shares.

         The 1996 Warrants were issued in connection with investment banking services provided to the Company in connection with the 1996 Private Placement. The exercise price of the 1996 Warrants is equal to the average price of the Common Stock for the twenty days prior to the date of the closing of the 1996 Private Placement. This transaction was approved by the Company's Board of Directors.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
         Indexes to financial statements and financial statement schedules appear on F-1 and S-1, respectively.

EXHIBITS
3.1      --       Restated Certificate of Incorporation of the Company, as amended2/

3.2      --       By-laws of Company1/

10.1     --       Employment Agreement dated as of January 1, 1996, between the Company and Norman M. Meier10/

10.2     --       Employment Agreement dated as of January 1, 1996, between the Company and William J. Bologna10/

10.3     --       1988 Stock Option Plan, as amended, of the Company7/

10.4     --       Joint Venture Agreement for Replens-Sweden dated June 20, 1990, between Columbia Ireland, Sovro KB and Columbia
                  Linc Sweden AB3/

10.5     --       Licensing and Distribution Agreement dated January 15, 1991, between the Company and Janssen
                  Pharmaceutica, N.V.4/

10.6     --       License Agreement dated March 20, 1991, between the Company and Sterling Drug, Inc.3/

10.7     --       Agreement for Replens-Italy dated as of February 19, 1991, between Janssen Farmaceutica S.p.A and Columbia
                  Laboratories (Ireland) Limited4/

10.8     --       Distribution Agreement between Columbia Laboratories (Ireland) Limited and Roussel UCLAF4/

10.9     --       Joint Venture Agreement for Replens-Spain dated as of May 31, 1991, between the Company and LASA4/

10.10    --       License and Supply Agreement between Warner-Lambert Company and the Company dated December 5, 19915/

10.11    --       Asset Purchase, License and Option Agreement, dated November 22, 19892/

10.12    --       Employment Agreement dated as of April 15, 1992, between the Company and Nicholas A. Buoniconti6/

10.13    --       License and Supply Agreement for Crinone between Columbia Laboratories (Bermuda) Ltd. and American Home Products
                  dated as of May 21, 1995 9/

21       --       Subsidiaries of the Company8/

23       --       Consent of Independent Certified Public Accountants

1/                Incorporated by reference to the Registrant's Registration Statement on
                  Form S-1 (File No. 33-22062-A) declared effective on July 28, 1988.

2/                Incorporated by reference to the Registrant's Registration Statement on
                  Form S-1 (File No. 33-31962) declared effective on May 14, 1990.

3/                Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990.

4/                Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the
                  three months ended June 30, 1991.

                                      II-7


5/                Incorporated by reference to the Registrant's Current Report on Form 8-K, filed on January 2, 1992.

6/                Incorporated by reference to the Registrant's Post-Effective Amendment No. 4 to the Registration Statement
                  on Form S-1 (File No. 33-35723) declared effective on May 28, 1992.

7/                Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.

8/                Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994.

9/                Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File #33-60123) declared effective on August 28, 1995.

10/               Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities and Exchange Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida on April 10, 1996.

                                      COLUMBIA LABORATORIES, INC.


                                      By:  /S/ MARGARET J. ROELL
                                           ---------------------------------
                                           Margaret J. Roell, Vice President


         Know all persons by these presents, that each person whose signature appears below constitutes and appoints Norman M. Meier or Margaret J. Roell his attorney-in-fact, with power of substitution, for him in any and all capacities, to sign amendments to this Registration Statement on Form S-1, and to file same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.


/S/ NORMAN M. MEIER                         President, Chief Executive                  April 10, 1996
- --------------------------------            Officer, Director
Norman M. Meier                             (Principal Executive Officer)

/S/ WILLIAM J. BOLOGNA                      Chairman of the Board of Directors          April 10, 1996
- --------------------------------
William J. Bologna

/S/ NICHOLAS A. BUONICONTI                  Vice Chairman of the Board of Directors     April 10, 1996
- --------------------------------
Nicholas A. Buoniconti

/S/ MARGARET J. ROELL                       Vice President-Finance and                  April 10, 1996
- --------------------------------            Administration, Chief Financial
Margaret J. Roell                           Officer, Treasurer and Secretary
                                            (Principal Financial and Accounting
                                            Officer)

/S/ IRWIN L. KELLNER                        Director                                    April 10, 1996
- --------------------------------
Irwin L. Kellner

                                            Director                                    April   , 1996
- --------------------------------
John E. A. Kidd

/S/ LILA E. NACHTIGALL                      Director                                    April 9, 1996
- --------------------------------
Lila E. Nachtigall
